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                                  EXHIBIT 10.9

                                 LEASE AGREEMENT

                                     Between

                     760 WASHINGTON AVENUE, L.L.C., Landlord

                                       and

                      SUNGARD RECOVERY SERVICES LP, Tenant

Prepared by:

Richard G. Berger, Esq.
Schiffman, Berger, Abraham,
Kaufman & Ritter, P.C.
Three University Plaza - Suite 410
P.O. Box 568
Hackensack, New Jersey  07602-0568
(201) 488-2600

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                                TABLE OF CONTENTS

 1.   Commencement Date of Term .......................................... 5

 2.   Rent................................................................ 5

 3.   Additional Rent..................................................... 6

 4.   Repairs and Maintenance Obligations of Tenant.......................10

 5.   Repairs and Maintenance Obligation of Landlord......................11

 6.   Utilities and Personal Property Taxes...............................12

 7.   Glass, Damage by Tenant.............................................13

 8.   Use of Premises.....................................................13

 9.   Alterations and Improvements........................................14

10.   Laws and Ordinances.................................................19

11.   Insurance...........................................................20

12.   Landlord's Liability................................................23

13.   Default of Landlord.................................................24

14.   Default of Tenant...................................................24

15.   Access to Premises..................................................28

16.   Hold Harmless.......................................................29

17.   Assignment or Sublease .............................................30

18.   Condemnation........................................................31

19.   Fire or Casualty Loss...............................................32

20.   Estoppel Certificate................................................33

21.   Signage.............................................................33

22.   Brokerage Commission................................................34

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23.   Unavoidable Delays..................................................34

24.   Subordination.......................................................35

25.   Security Deposit....................................................35

26.   Intentionally Omitted...............................................35

27.   Intentionally Omitted...............................................35

28.   Environmental Covenants.............................................35

29.   Auction Sales.......................................................37

30.   Holding Over........................................................37

31.   Quiet Possession....................................................38

32.   Representations and Warranties of Landlord..........................38

33.   Notices.............................................................40

34.   Parties Bound.......................................................41

35.   Abandoned Personal Property.........................................41

36.   Article Headings....................................................41

37.   Governing Law.......................................................41

38.   Letter of Acceptance................................................41

39.   Tenant's Right to Lease Unit B......................................42

40.   Options to Renew....................................................42

41.   Right of First Offer on Purchase of Landlord's Premises.............43

42.   Conditional Guaranty of SunGard Data Systems, Inc...................43

43.   Mobile Data Center..................................................43

44.   Rooftop Rights......................................................44

45.   Redundant Conduit Line..............................................45

46.   Supplemental HVAC...................................................46

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47.   Venting.............................................................47

48.   Grounding of Equipment..............................................47

49.   Backup Electrical Generators........................................47

50.   Due Execution.......................................................48

51.   Payment of Tenant's Legal Costs Under Special Circumstances.........48

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                                 LEASE AGREEMENT

       THIS AGREEMENT, made this 21st day of August, 2002, By and Between:

                    760 WASHINGTON AVENUE, L.L.C., c/o Russo
                    Development, L.L.C., 71 Hudson Street,
                    Hackensack, New Jersey 07601 (hereinafter referred to as "Landlord"),

                                       and

                    SUNGARD RECOVERY SERVICES LP,
                    1285 Drummers Lane, Wayne, Pennsylvania 19087
                    (hereinafter referred to as "Tenant").

                              W I T N E S S E T H:

          Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, those certain premises which consist of approximately 104,171 square feet of space (consisting of 86,297 square feet of ground floor area and 17,874 square feet of second floor/mezzanine area) (the "Demised Premises") and the exclusive right to 157 parking spaces at 760 Washington Avenue, Carlstadt, New Jersey 07601 (the "Building"), all as more particularly depicted on Schedule "A" annexed hereto.

          TO HAVE AND TO HOLD the premises for a term of twelve (12) years and eight (8) months (the "Initial Term") commencing on February 1, 2003 (the "Commencement Date"), and ending on September 30, 2015 (the "Termination Date").

          IN CONSIDERATION OF THE FOREGOING, and of the mutual promises, agreements, conditions, covenants and terms herein set forth, the Landlord and the Tenant further covenant and agree as follows:

          1. Commencement Date of Term: The term hereof shall commence on the Commencement Date as defined above.

          2. Rent:

               2.1 Fixed Rent: The Tenant hereby agrees to pay to the Landlord an aggregate rental for the Initial Term, in cash or check, lawful money of the United States of America, payable in monthly installments as set forth on Schedule "C" annexed hereto, payable on the first day of each and every month, in advance, throughout the term of this Lease (hereinafter, "Fixed Rent"), commencing February 1, 2003 (the "Rent Commencement Date"). The rent shall be paid at the office of the Landlord set forth above on this page, or at such other place as may hereafter be designated by the Landlord. Fixed Rent shall be paid to the Landlord without notice or demand and without deduction, set-off or other charge, except as may otherwise be provided for herein. The total aggregate Fixed Rent for the Demised Premises over the Initial Term, subject as aforesaid, is Twenty-Seven Million Two Hundred Ten Thousand

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Eight Hundred Fifty-Four and 15/100 Dollars ($27,210,854.15). The parking spaces are being provided to Tenant at no additional charge.

               2.2 Except as otherwise specifically provided for herein, any sums due the Tenant from the Landlord under any of the provisions of this Lease, or arising from or out of the Landlord's failure to comply with, or perform any of the terms of this Lease, shall in all cases be enforced by Tenant by means other than deduction from rent. No payment by Tenant or receipt by Landlord of a lesser amount than any payment of Fixed Rent or Additional Rent herein stipulated shall be deemed to be other than on account of the earliest stipulated such rent or rents then due and payable.

               2.3 If checks issued by Tenant shall be dishonored a late charge shall apply and if checks are dishonored on two (2) or more occasions within any six (6) month period, Landlord may require, by giving written notice to Tenant that all future rental payments are to be made by cash, cashier's check, or money order, and that the delivery of Tenant's personal or corporate check will no longer constitute a payment of rental as provided in this Lease. Any acceptance of personal or corporate check thereafter by Landlord shall not be construed as a subsequent waiver of said rights except as to the check so accepted.

               2.4 If any installment of rent or any sum due from Tenant, under this or any other agreement between Landlord and Tenant, shall not be received by Landlord or Landlord's designee from Tenant within ten (10) days after said amount is due, then Tenant shall pay to Landlord a late charge equal to five percent (5%) of the amount past due, plus any reasonable attorneys' fees incurred by Landlord by reason of Tenant's failure to pay rent and/or other charge when due hereunder. Acceptance of such late charge by the Landlord shall in no event constitute a waiver of Tenant's default with respect to such overdue amount, nor prevent Landlord from exercising any of the other rights and remedies granted hereunder, unless accompanied by the applicable installment of rent or other sum due. The aforesaid late charge may be repeated each month that the same rent or charge remains unpaid.

          3. Additional Rent:

               3.1 Tenant shall be fully responsible to pay as Additional Rent hereunder all taxes, costs, charges, maintenance, and operational expenses associated with the Demised Premises together with all interest and penalties that may accrue thereon in the event of the Tenant's failure to pay such amounts, and all damages, costs and expenses which the Landlord may incur by reason of any default of the Tenant or failure on the Tenant's part to comply with the terms of this Lease, except those specifically allocated to Landlord under Article 5 of this Lease. Therefore, and without limitation, commencing at the Commencement Date, Tenant shall pay to Landlord sixty and forty one-hundredths percent (60.40%) of the total costs of the following items, herein called "Additional Rent":

                    A. All real estate taxes on the land, as more fully described on Schedule "H" attached hereto and made a part hereof (the "Land"), site improvements and the Building (hereinafter collectively, the "Landlord's Premises"). Said real estate taxes shall include all real estate taxes and assessments that are levied upon and/or assessed against the Landlord's Premises, including any taxes which may be levied on rents, except that as to assessments, Landlord shall elect to pay same over the longest period permitted by law and only the current

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year's installment, including interest, shall be added into Tenant's calculation. In addition, Tenant shall reimburse Landlord for Landlord's reasonable costs incurred in appealing taxes and/or assessments on Landlord's Premises, including reasonable legal fees, expert witness fees and other proper costs but Tenant will not be liable to pay a reimbursement in excess of any actual tax savings resulting from such an appeal. If any such appeal is successful, any recovery net of such expenses shall be credited (proportionately) to Tenant's obligation hereunder. Except during the final three (3) years of the then Term, Tenant shall have the right to appeal tax assessments on the Landlord's Premises at Tenant's sole cost and expense (such costs, including, without limitation, reasonable counsel fees shall be reimbursed to Tenant from any tax refunds with the net refunds to be credited pro rata to all tenants of Landlord's Premises, including the Tenant); provided that if such appeal is unsuccessful or if it results in an increase in real estate taxes, Tenant shall bear all such costs, attorneys fees and tax increases. Notwithstanding the foregoing, the foregoing taxes shall specifically exclude income taxes assessed against the Landlord, franchise taxes, estate taxes, sales taxes, corporate income taxes, capital stock taxes, employment benefit taxes, social security taxes, worker's compensation taxes, capital levy, succession, inheritance, or transfer taxes payable by the Landlord, corporate franchises, capital stock, loans and bonus taxes imposed upon any owner of the Land, any late fees, penalties or interest with respect to the payment of any such taxes, and any income, profits or revenue tax. Landlord hereby agrees to pay all such taxes so as to include and obtain any applicable discount for early payment.

                    B. All premiums and deductible costs paid by Landlord for the Landlord's Premises only associated with Insurance (as described in Articles
11.3 and 11.4 below).

                    C. All costs to maintain, repair and replace common areas, parking lots, sidewalks, canopies, driveways, hallways and utility rooms, lines and facilities and other common areas within the Land. There shall also be included any parking charges, utilities surcharges, or any other costs levied, assessed or imposed by, or at the direction of, or resulting from statutes or regulations, or interpretations thereof, promulgated by any governmental authority in connection with the use or occupancy of the Demised Premises or the Parking Lot (as defined in Article 43 below) from and after the Commencement Date. Any and all such replacement costs shall be amortized over the useful economic life of such improvements.

                    D. On or about the Rent Commencement Date, Landlord shall submit to Tenant a statement of the anticipated monthly Additional Rent for the period between the Rent Commencement Date, and the following December 31, and Tenant shall pay this Additional Rent on a monthly basis concurrently with the payment of the Fixed Rent. Tenant shall continue to make said monthly payments until notified by Landlord of a change thereof. By March 1 of each calendar year (commencing in 2004), Landlord shall use its best efforts to give Tenant a statement showing the total Additional Rent for the Landlord's Premises for the prior calendar year, and for 2003 prorated from the Rent Commencement Date (an "Operating Expense Statement").

                    E. In the event the total of the monthly payments which Tenant has made for the prior calendar year be less than the Tenant's actual share of such Additional Rent, then Tenant shall pay the difference in a lump sum within thirty (30) days after receipt of such statement from Landlord and shall concurrently pay the difference between the

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total previous monthly payments made in the then calendar year and the total of monthly payments calculated as Additional Rent based on the prior year's experience. Any overpayment by Tenant shall be credited towards the Fixed Rent and/or Additional Rent next coming due. The actual Additional Rent for the prior year shall be used for purposes of calculating the anticipated monthly Additional Rent for the then current year with actual determination of such Additional Rent after each calendar year as above provided. Even though the term has expired and Tenant has vacated the Demised Premises, when the final determination is made of Tenant's share of said Additional Rent for the year in which this Lease terminates, Tenant shall pay any increase due over the estimated Additional Rent previously paid within thirty (30) days after demand, and, conversely, any overpayment made shall be immediately rebated by Landlord to Tenant within thirty (30) days after such notice to Tenant, and this provision shall survive termination for said purpose. Failure of Landlord to submit Operating Expense Statements to Tenant as called for herein within six
(6) months after the end of any applicable lease year or one (1) year from the expiration of the Initial Term, or any renewal term, as the case may be, shall be deemed to be a waiver of Tenant's requirement to pay sums as herein provided. In addition, Tenant shall not be responsible or liable for the payment of any amount which should have been included in an Operating Expense Statement as Additional Rent for a particular calendar year that was not so included.

                    F. Each Operating Expense Statement shall be conclusive and binding upon Tenant unless, within one hundred twenty (120) days after receipt of such Operating Expense Statement, Tenant shall notify Landlord that it disputes the correctness of the Operating Expense Statement, specifying the particular respects in which said Operating Expense Statement is claimed to be incorrect. Tenant, or an independent certified public accountant who is hired by Tenant on a noncontingency fee basis and who offers a full range of accounting services, shall have the right, during regular business hours, to review Landlord's invoices relating to the disputed items of operating expenses for the immediately preceding lease year; or at Landlord's sole discretion and in lieu of such review, Landlord will provide Tenant with an audited statement. Tenant shall (and shall cause its employees, agents and consultants to) keep the results of any such review or audited statement strictly confidential. If such review or audited statement shows that the estimated payments by Tenant on account of operating expenses exceeded the amounts to which Landlord is entitled hereunder for the immediately preceding lease year, Landlord shall credit or refund the amount of such excess as provided herein. In addition, if the Operating Expense Statement overstated the actual operating expenses by five percent (5%) or more, then Landlord shall pay to Tenant the reasonable and necessary fees and costs associated with such audit. If Tenant shall dispute an Operating Expense Statement, pending the determination of such dispute, Tenant shall pay the estimated payments claimed by Landlord to be due from Tenant on account of operating expenses in accordance with the applicable Operating Expense Statement, without prejudice to Tenant's position. All costs and expenses of such review or audited statement shall be paid by Tenant except as otherwise specifically provided for in this Section 3.1 F. If Tenant does not notify Landlord in writing of any objection to any Operating Expense Statement within one hundred twenty (120) days after receipt thereof, then Tenant shall be deemed to have waived such objection.

               3.2 Anything in Section 3.1 to the contrary notwithstanding, Additional Rent shall not include: (i) depreciation on the Building or the parking facilities or equipment therein; (ii) salaries of employees and executives above the grade of building manager; (iii) real estate broker's and/or leasing commissions to agents of Landlord or to other

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persons or brokers; (iv) expenditures for capital improvements except as specifically provided for above in Article 3.1(c) above; provided, however, that in no event shall Tenant be responsible for contributing to the cost of any structural, foundation and/or roof repair or replacement; (v) amounts received by Landlord through proceeds of insurance to the extent the proceeds are compensation for expenses which were previously included in Additional Rent hereunder; (vi) cost of repairs incurred by reason of fire or other casualty to the extent to which Landlord is compensated therefor through proceeds of insurance or would be compensated by any insurance required to be maintained by Landlord hereunder, or caused by the exercise of the right of eminent domain (except for the amount of deductibles); (vii) advertising and promotional expenditures; (viii) legal fees for disputes with tenants and legal and auditing fees, other than legal and auditing fees reasonably incurred in connection with the maintenance and operation of the Building or in connection with the preparation of statements required pursuant to additional rent or lease escalation provisions; (ix) costs incurred in performing work or furnishing services for individual tenants (including this Tenant) at such tenant's expense or at Landlord's expense; (x) legal fees for the negotiation or enforcement of any leases, collection costs or bad debt expenses related to other tenants, or in connection with any debt or equity financing or sale of the Building or Landlord's Premises; (xi) any costs or expenses legally required to be incurred by Landlord to bring the Parking Lot and access to the Building into compliance with the Americans With Disabilities Act of 1990, as amended and regulated as of the Commencement Date, and cost of compliance with all laws in effect as of the Commencement Date; (xii) expenses of relocating or moving tenants and of leasing to and processing new tenants, including lease concessions; (xiii) expenses resulting from any violations by the Landlord or any tenant of the terms of any lease in the Building; (xiv) costs of performing any clean-up relating to environmental conditions or affecting the Building or Landlord's Premises prior to the Commencement Date or as otherwise provided for herein; (xv) depreciation or amortization of any improvements or equipment; (xvi) principal or interest payments on loans secured by mortgages on the Building or on the Landlord's Premises; (xvii) any costs for services rendered by any person or entity related to or affiliated with Landlord which is in excess of commercially reasonable rates for such services; (xviii) penalties, interest and bad debts; (xix) any obligations under any mortgage, ground lease or other debt affecting the Landlord's Premises; and (xx) the cost of installation or furnishing any utility service to other space in the Building not leased to Tenant.

          4. Repairs and Maintenance Obligations of Tenant:

               4.1 The Tenant has examined the Demised Premises and has entered into this Lease without any representation on the part of the Landlord as to the present or future condition thereof, except as may be expressly set forth herein, and shall accept the Demised Premises in "as is" condition upon Substantial Completion of the Landlord Improvements.

               4.2 The Tenant shall, at all times during the term of this Lease or any renewals thereof, at its sole expense, put and maintain in thorough repair and in good and safe condition, and shall make all necessary repairs, replacements, renewals, alterations, ordinary and extraordinary, to the Demised Premises and to the equipment, appurtenances, pipes, plumbing systems, HVAC systems, electrical systems, interior finishes, interior partitions, ceilings, window glass, fixtures, and all other appliances and appurtenances exclusively serving the Demised Premises, other than that which constitutes a latent defect in the Landlord Improvements.

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               4.3 All repairs and replacements shall be in quality and class at least equal to the original work. After an Event of Default (as hereinafter defined) with respect to making such repairs or replacements, the Landlord may, but shall not be required to, make such repairs and replacements for the Tenant's account, and the expense thereof shall constitute and be collectible as Additional Rent, payable within thirty (30) days of written demand.

               4.4 The Tenant shall maintain all portions of the Demised Premises in a clean and orderly condition, free of dirt, rubbish, and unlawful obstructions.

               4.5 The Landlord shall not be required to furnish any services or facilities or to make any repair or alteration in or to the Demised Premises, except as hereinbefore or hereinafter set forth. The Tenant hereby assumes the full and sole responsibility for the condition, operation, repair, maintenance, and management of the Demised Premises, subject to Landlord's obligations to clean up or otherwise respond to any environmental conditions existing as of the Commencement Date or otherwise not the responsibility of Tenant under Article 10.

               4.6 In case any dispute shall arise at any time between the Landlord and the Tenant as to the standard of care and maintenance of the Demised Premises, such dispute shall be determined by arbitration before a licensed architect or real estate broker, mutually agreed upon by Landlord and Tenant; provided that if the requirement for making repairs or replacements is imposed by any governmental authority or the holder of any mortgage to which this Lease is subordinate, then such requirement for repairs or replacements shall be complied with by the Tenant, provided that Tenant shall also have the right to dispute or contest the validity, application, or reasonableness of any governmental requirement and the Landlord shall afford to the Tenant reasonable cooperation in this connection.

               4.7 Anything in this Article 4 to the contrary notwithstanding, the foregoing provisions shall not apply to any environmental matters, which are specifically addressed in Article 10 below.

          5. Repairs and Maintenance Obligations of Landlord:

               5.1 The Landlord shall make all repairs, replacements, alterations or renewals and perform all maintenance to all structural parts of the Landlord Improvements at Landlord's expense, which shall include exterior walls, structural steel, foundations, roof, pipes, plumbing systems, HVAC systems, electrical systems, interior finishes (if any), interior partitions, ceiling, window glass, fixtures, appliances, landscaped areas, parking and loading areas, common areas, sidewalks and curbs, exterior stairs for ingress and egress, site drainage facilities, dock seals and/or dock shelters and loading doors which were installed by Landlord as part of the Landlord Improvements. All other repairs, replacements, alterations or renewals and maintenance other than to Landlord Improvements, including, without limitations, snow and ice removal from parking, loading, and sidewalk areas shall be performed by Landlord as a common expense of all tenants of Landlord's Premises and Tenant shall pay its proportionate share of such costs. Any repairs to the foregoing areas resulting from the negligence or wrongful act or omission of Tenant or its agents, employees, contractors, subtenants and/or invitees shall be at the sole cost of the Tenant and shall be Additional Rent unless such is reimbursable by insurance

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coverage required hereunder. At Landlord's option, routine maintenance to be paid as a common expense of all tenants of Landlord's Premises, and contributed to by Tenant as Additional Rent, may include, without limitation, all items noted in Schedule "E" annexed hereto and made a part hereof.

               5.2 Landlord shall not be in default under this lease for any failure to make such repairs or to perform any maintenance unless Landlord shall fail to cure said default within thirty (30) days after notice of said default by Tenant, or in the case of a default not susceptible of a cure within thirty
(30) days, if Landlord shall fail to commence a cure within thirty (30) days and diligently complete such cure within a reasonable time. Notwithstanding the foregoing, if Tenant's personnel cannot reasonably perform their functions in the Demised Premises as a result of Landlord's default which materially and adversely impairs the use of the Demised Premises (such being a "Shut-Down Condition"), Tenant may serve written notice upon the Landlord of such Shut-Down Condition. Landlord shall have one (1) business day to commence necessary repairs and to diligently prosecute such repairs to a conclusion. If Landlord defaults in its obligation, Tenant shall have the self-help rights afforded under Section 13.1. Further, in the event a Shut-Down Condition persists for more than thirty (30) days, Fixed Rent and Additional Rent shall abate until the Shut-Down Condition has been remedied so as to permit Tenant's personnel to reasonably perform their functions in the Demised Premises.

               5.3 Tenant shall promptly report in writing to Landlord any defective condition known to Tenant which Landlord is required to repair.

               5.4 The Landlord agrees that the Demised Premises shall be delivered to the Tenant in clean and first class condition and with all of the Landlord Improvements listed on Schedule "B" substantially completed by no later than the "Substantial Completion Date" (as hereinafter defined). After the Substantial Completion Date, Landlord shall within a reasonable time finish any punch list items regarding Landlord's Improvements which remain outstanding, and if Landlord fails to do so, then Tenant shall have the right to complete such items and may resolve such dispute pursuant to the arbitration process described in Section 4.6 above.

               5.5 Notwithstanding the above, Landlord will be responsible for all costs incurred to remedy defects in the original design and construction of the Landlord Improvements, including any repair, restoration, capital improvements or maintenance to Landlord Improvements (but not to Tenant Improvements) due to defects in design or construction of the Landlord Improvements, cleanup of or other response to environmental conditions existing at the Commencement Date and which are not caused by Tenant, and such shall NOT constitute Additional Rent hereunder.

          6. Utilities and Personal Property Taxes:

               6.1 Tenant shall pay for all water, gas, heat, light, power, sewer charges, telephone service, fire alarm monitoring and all other services and utilities supplied to the Demised Premises (including, without limitation, exterior lighting provided for the exclusive use of the Demised Premises), together with any taxes thereon.

               6.2 In the event the Demised Premises are connected to public utilities by means of lines passing through the Landlord's property outside the Demised Premises, it shall

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be the Landlord's responsibility to maintain said lines as a common expense of all tenants of Landlord's Premises provided however that Landlord's responsibility shall not extend further than to repair any breaks or obstructions in said lines with reasonable dispatch after being advised of same, and to refrain from any negligent or willful action to cause any such break or obstruction. Tenant's repair responsibility in respect to any such lines shall be limited to their entry into the Demised Premises. In no event shall Landlord be responsible for any interruption of service of any utility to the Landlord's Premises occurring by reason of any act or condition unless caused by the gross negligence or willful misconduct of Landlord.

               6.3 Tenant shall pay, or cause to be paid, before delinquency, any and all taxes levied or assessed and which become payable during the term hereof upon all Tenant's leasehold improvements, equipment, furniture, fixtures, and any other personal property belonging to Tenant and located on the Demised Premises. In the event any or all of the Tenant's leasehold improvements, equipment, furniture, fixtures and other personal property shall be assessed and taxed with the real property, Tenant shall pay to Landlord such taxes applicable to Tenant's property within thirty (30) days after delivery to Tenant by Landlord of a statement in writing setting forth the amount of such taxes applicable to Tenant's property.

               6.4 Notwithstanding the foregoing in this Article 6, Tenant shall have the right to utilize services of an alternative utility service provider ("ASP") (including a provider of telecommunication services) rather than the primary utility providers servicing the Building as of the date of Tenant's execution of this Amendment. Tenant acknowledges and agrees that all utility services desired by Tenant pursuant to this paragraph shall be ordered and utilized at the sole expense of Tenant. Tenant agrees that to the extent service by ASP is interrupted, curtailed, or discontinued for whatever reason, Landlord shall have no obligation or liability with respect thereto.

          7. Glass, Damage by Tenant:

               7.1 In case of the destruction of or any damage to the glass in the Demised Premises, or the destruction of or damage of any kind whatsoever to the Demised Premises, the Tenant shall repair the said damage or replace or restore any destroyed parts of the Demised Premises, as speedily as possible, at the Tenant's own cost and expense. Notwithstanding the foregoing, if any such damage is covered by insurance maintained under Sections 11.3 and 11.4 below, then Landlord hereby agrees to file and pursue in good faith a claim with the insurance company with respect to such damage and reimburse Tenant with respect to the proceeds arising from such claim. Notwithstanding the foregoing, Tenant shall have no such repair requirement to the extent such damage or destruction is reimbursable under the insurance required in Section 11.3 below and the provisions of this Section 7.1 shall be subject to the waiver of subrogation provision in Section 11.9 below.

          8. Use of Premises:

               8.1 The Demised Premises shall be used and occupied only for all uses in connection with Tenant's disaster recovery operation and related business, including disaster recovery services, data storage, continuity services, employee educational programs, general office purposes, conference rooms, employee training facilities, computer facilities, remote computer testing facilities, employee kitchens and other legally permitted uses consistent with

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the characteristics of similar first-class facilities (the "Permitted Use"), and may not be used for any other business or enterprise or in any manner other than as authorized by this Article 8 without Landlord's prior written consent. Landlord's consent to any other lawful use which complies with the provisions of this Article 8 of this Lease shall not be unreasonably withheld or delayed or conditioned; provided, however, that Tenant's sole remedy with respect to any assertion that Landlord's failure to timely consent to a change of use was unreasonable shall be to seek equitable relief (including, without limitation, specific performance and/or injunctive relief), and Tenant shall have no damage claim against Landlord as a result of Landlord's actions in refusing to consent on a timely basis thereto (except as provided in Section 51.1 below).

               8.2 Tenant shall not use, or suffer or permit the use of the Demised Premises or any part thereof: (A) which would violate any certificate of occupancy for the Demised Premises, or any of the covenants, agreements, terms, provisions and conditions of this Lease, or for any unlawful purposes or in any unlawful manner, and (B) to be used in any manner, or anything to be done therein, or suffer or permit anything to be brought into or kept in the Demised Premises which shall in any way materially and adversely impair or interfere with the proper and economic heating, cleaning, air conditioning or other servicing of the Demised Premises, or materially and adversely impair or interfere with the use of any of the other areas of the Landlord's Premises.

               8.3 If any governmental license or permit, including, without limitation, a certificate of occupancy shall be required for the proper and lawful conduct of Tenant's business or other activity carried on in the Demised Premises, Tenant, at Tenant's expense, shall duly procure and thereafter maintain such license. Tenant shall provide a copy thereof to Landlord. Tenant, at Tenant's expense, shall, at all times, comply with the terms and conditions of each such license or permit.

               8.4 Tenant shall not do, nor permit to be done, anything outside of the Permitted Use which will cause a cancellation or non-renewal of any insurance policy covering said Demised Premises, or otherwise render the Demised Premises uninsurable.

               8.5 Tenant shall not: (A) use or allow the Demised Premises to be used for any unlawful purpose, and (B) cause, maintain or permit any nuisance in, on or about the Demised Premises.

               8.6 Tenant shall not commit or allow to be committed any waste in or upon the Demised Premises.

               8.7 Tenant shall: (a) not use the Demised Premises or permit anything to be done in or about the Demised Premises, which will materially conflict with any applicable law, statute, ordinance or governmental rule or regulation now in force or which may hereafter be enacted or promulgated; and
(b) at its sole cost and expense, promptly comply in all material respects with all applicable laws, statutes, ordinances and regulations now in force or which may hereafter be in force and with the requirements of any board of fire underwriters or other similar bodies now or hereafter constituted relating to or affecting the condition, use or occupancy of the Demised Premises. The final, unappealable judgment of any court of competent jurisdiction that Tenant has (or has not) violated any law, statute, ordinance or regulation, or amendment thereto, or judicial decision, shall be conclusive of that fact as between the Landlord and Tenant.

               8.8 Tenant's Standard Industry Classification Number is 7379 [Computer Related Services]. The Tenant shall not use or permit the Demised Premises to be used as an Industrial Establishment as defined as of the date of this Lease by the Industrial Site Recovery Act, N.J.S.A. 13:1K-6 et seq., without Landlord's prior written consent. No bio-hazardous items shall be stored, used, generated or disposed of at the Demised Premises other than in compliance with applicable laws.

          9. Alterations and Improvements:

               9.1 Landlord understands that Tenant will be making substantial improvements to the interior of the Demised Premises including, but not limited to, partitions, dropped ceilings, conduit, raised flooring, electrical systems, fire sprinkler systems, heating, ventilating and air-conditioning systems, and other improvements necessary or desirable to prepare the Demised Premises for Tenant's initial occupancy thereof (the "Initial Tenant Improvements"). The Initial Tenant Improvements shall consist of all improvements made to the Demised Premises up to and including the date on which Tenant obtains its final Certificate of Occupancy for the Demised Premises. The Initial Tenant Improvements and all other improvements constructed or installed by Tenant throughout the Lease Term shall be collectively referred to as the "Tenant Improvements." As of the Termination Date or such earlier date as Tenant's right of possession is terminated under this Lease, the Tenant shall at its sole cost and expense remove all Tenant Improvements (except as otherwise provided herein) and shall restore the Landlord's Premises to the condition it was in prior to the installation of the Tenant Improvements, subject to ordinary wear and tear due to passage of time and normal use, and damage by casualty. If Landlord, at the time Landlord consents to additions, improvements, alterations or installations, advises Tenant that such removal will not be required, then such Tenant Improvements to the Demised Premises, except Tenant's movable fixtures and furniture, shall become the property of Landlord and shall remain upon, and be surrendered with, said Demised Premises, as a part thereof, at the end of said term or renewal term, as the case may be. Notwithstanding the foregoing, the parties agree that the Initial Tenant Improvements consisting of (A) the second floor mezzanine of approximately 17,874 square feet, (B) the conduits and the wiring therein from the public right of way to the Demised Premises, and (C) the conduits and wiring therein running from the Building to the building located at 777 Central Boulevard, shall not be removed at the Termination Date and shall become the sole property of the Landlord from and after the Termination Date.

               9.2 Tenant may not make structural alterations, additions or improvements to the Demised Premises ("Structural Alterations") without the consent of the Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. Landlord will review and consent or object in writing to Tenant's submission of Tenant's plans for structural alterations within ten (10) days of receipt thereof. Landlord's failure to respond within ten (10) days shall operate as a refusal of consent. Landlord's consent shall not be required for nonstructural alterations, additions or improvements to the Demised Premises ("Nonstructural Alterations"); however, Tenant may at its option submit to Landlord Tenant's plans and specifications for Nonstructural Alterations in order to determine whether Landlord upon termination of this Lease will require Tenant to remove such Nonstructural Alterations. Tenant's Structural Alterations and Nonstructural Alterations are sometimes hereinafter referred to as "Alterations". In the event Landlord does not consent to the Tenant's plans for Structural

Alterations, Landlord shall specifically inform Tenant of the reason for denial of such consent. Any work undertaken by Tenant shall be performed in compliance with all applicable codes and standards including, but not limited to, the New Jersey Uniform Construction Code.

               9.3 Landlord and Tenant have approved the Landlord Specifications. Any material changes made to the Landlord Specifications by Landlord shall be subject to the approval of Tenant, which approval shall not be unreasonably withheld or delayed. Landlord covenants that all warranties contained in the construction contracts entered into by Landlord in connection with the Landlord Improvements in the Demised Premises shall be assigned to Tenant not later than the Commencement Date, or if not, will be enforced by Landlord at Tenant's request.

               9.4 Tenant, at Tenant's sole cost and expense, shall prepare all necessary plans and specifications for the design and construction of the Initial Tenant Improvements. The Initial Tenant Improvements shall be built and completed with reasonable diligence substantially in accordance with Tenant's plans and specifications (the "Tenant Plans"). The Tenant Plans shall be subject to review and approval by Landlord, which approval Landlord shall not unreasonably delay or withhold or condition, and which shall be deemed approved if Landlord has not responded to Tenant within ten (10) days after submission thereof by Tenant to Landlord. Any material changes by Tenant to the Tenant Plans, once approved by Landlord, shall likewise be subject to review and approval by Landlord, which approval Landlord shall not unreasonably delay or withhold or condition, and which shall be deemed approved if Landlord has not responded to Tenant within ten (10) days after submission thereof by Tenant to Landlord. Tenant shall cause the construction and installation of the Initial Tenant Improvements to be in compliance with the approved Tenant Plans.

               9.5 Landlord shall proceed, with due diligence and in a continual manner, to cause the Landlord Improvements (as defined in Schedule "B", "Landlord Specifications, " attached hereto and made a part hereof) to be constructed in a good and workmanlike manner, in compliance with all applicable laws, ordinance and regulations, and to be "Substantially Completed" prior to the Substantial Completion Date (as hereinafter defined). The "Substantial Completion Date" of the Landlord Improvements shall be no later than October 6, 2002, subject to a Force Majeure Event (as hereinafter defined) and extensions due to delays caused by the Tenant from and after the date hereof. Landlord shall notify Tenant of the Substantial Completion Date, which shall be the date when the Landlord has so completed the Landlord Improvements that Tenant is permitted to enter the Landlord's Premises to commence construction of the Initial Tenant Improvements, with appropriate means of ingress and egress to the site, in a manner that shall not materially impair Tenant's ability to diligently construct the Initial Tenant Improvements. From and after the Substantial Completion Date, Landlord shall permit Tenant reasonable access to the Building for the construction of the Initial Tenant Improvements. Such access shall be at Tenant's own risk, shall not interfere or delay completion of the Landlord Improvements by Landlord, and shall be only after Tenant has obtained and delivered the insurance required under this Lease. Landlord and Tenant agree to cooperate during the construction of the Landlord Improvements and the Initial Tenant Improvements, to coordinate the scheduling of such work and to keep each other informed as to their respective progress. Not less than five (5) business days prior to the Substantial Completion Date, Landlord shall furnish Tenant with a detailed punch list of items, which, in Landlord's judgment, will not be completed by the Substantial Completion Date (i.e., paving, curbs, landscaping, etc.)

("Landlord's Punch List"), and which will NOT materially or adversely interfere with the Tenant's construction of the Initial Tenant Improvements by reason of the non-completion of such Landlord Improvements. Tenant shall have the right to supplement such punch list of items for a period of sixty (60) days after the Substantial Completion Date ("Tenant's Punch List"). Following the Substantial Completion Date, Landlord shall use all reasonable efforts to complete Landlord's Punch List and Tenant's Punch List in a timely manner but in all events not later than ninety (90) days after the Substantial Completion Date, subject to any long lead items that may appear on Tenant's Punch List.

                    Subject to any delays caused by the Tenant after the effective date of this Lease, if: (A) the Substantial Completion Date does not occur by November 5, 2002, or if the aggregate Punch List items are not Substantially Completed within ninety (90) days thereafter (i.e., on or before February 3, 2003), irrespective of any Force Majeure Event, then Fixed Rent and Additional Rent due, if any, from and after the Rent Commencement Date shall be abated on a one (1) day for each full or partial day of delay basis; and (B) subject to any Force Majeure Event, the Substantial Completion Date does not occur by December 22, 2002, or if the aggregate Punch List items are not Substantially Completed by within ninety (90) days thereafter (i.e., on or before March 22, 2003), then Fixed Rent and Additional Rent from and after the Rent Commencement Date shall be abated in an amount equal to two times Fixed Rent plus the Additional Rent on a one (1) day for each full or partial day of delay basis.

               9.6 At all times prior to the Substantial Completion Date, Tenant, at its option, upon reasonable prior notice, shall have the right to enter upon the Demised Premises to inspect the Building and the Landlord Improvements, for the purpose of determining that the construction of the Landlord Improvements is proceeding in substantial accordance with the Landlord Specifications, provided that such inspections shall not unreasonably interfere with or cause any delay of the activities of Landlord.

               9.7 At all times prior to the completion of construction and installation of the Initial Tenant Improvements, Landlord, at its option, upon reasonable prior notice, shall have the right to enter upon the Demised Premises to inspect the Building and the Initial Tenant Improvements, for the purpose of determining that the construction of the Initial Tenant Improvements is proceeding in substantial accordance with the Tenant Plans and the terms of this Lease, provided that such inspections shall not unreasonably interfere with or cause any delay of the activities of Tenant or its agents or contractors in or on the Demised Premises.

               9.8 In addition to the other provisions set forth in this Paragraph 9, Landlord and Tenant agree that: (i) each shall require all contractors retained by it to indemnify and hold harmless Landlord and Tenant to the maximum extent permitted by law, to comply with all safety rules and regulations including, but not limited to OSHA regulations, and take all safety measures reasonably required to protect Landlord and Tenant and their respective agents, contractors and employees from injury or damage caused by or resulting from the performance of the construction of the Landlord Improvements and/or the Initial Tenant Improvements; (ii) all construction contracts in connection with the Landlord Improvements and/or the Initial Tenant Improvements shall contain provisions that obligate the contractors to: (a) carry public liability and property damage insurance with a combined single limit of not less than $5,000,000.00; and (b) carry workmen's compensation insurance in compliance with New Jersey law.

               9.9 The review and approval (when applicable) by Tenant of the Landlord Specifications is solely for the benefit of Tenant, and, in reviewing and approving the same, Tenant assumes no liability for the design of the Landlord Improvements or the adequacy thereof, nor shall such review or approval by Tenant release Landlord from any obligation or liability in respect thereof.

               9.10 The review and approval by Landlord of the plans and specifications for the Tenant Improvements is solely for the benefit of Landlord, and, in reviewing and approving the same, Landlord assumes no liability for the design of the Tenant Improvements or the adequacy thereof, nor shall such review or approval by Landlord release Tenant from any obligation or liability in respect thereof.

               9.11 Upon Tenant's request, from time to time and in any event upon Substantial Completion of the Landlord Improvements, Landlord shall promptly submit to Tenant the current copies of any and all plans, specifications and/or working drawings relative to the Landlord Improvements which have not been previously submitted to Tenant pursuant to other provisions of this Lease. Upon Landlord's request, from time to time and in any event upon final completion of the Initial Tenant Improvements, Tenant shall promptly submit to Landlord then current copies of any and all plans, specifications and/or working drawings relative to the Tenant Improvements which have not been previously submitted to Landlord pursuant to other provisions of this Lease. Landlord will not impose any fee for review or approval of the plans for the Tenant Improvements. Landlord will not impose any fees for construction, supervision, or plan review unless Landlord is acting as the general contractor.

               9.12 Neither party shall, at any time prior to or during the Term, directly or indirectly employ or permit the employment of, any contractor, mechanic or laborer in the Demised Premises if such employment would interfere or cause any conflict with other contractors, mechanics or laborers engaged in the construction, maintenance or operation of the Demised Premises. In the event of such interference or conflict, each party, upon demand of the other, shall cause all contractors, mechanics or laborers causing such interference or conflict to leave the Demised Premises immediately.

               9.13 Tenant shall, in connection with the construction and installation of the Initial Tenant Improvements, comply with all applicable laws, ordinances, rules and regulations and shall, with Landlord's assistance as may be required, obtain all permits and approvals required or necessary thereunder in order for Tenant to perform the Initial Tenant Improvements. Landlord shall, in connection with the construction and installation of the Landlord Improvements, comply with all applicable laws, ordinances, rules and regulations and shall obtain all permits and approvals required or necessary thereunder in order for Landlord to perform the Landlord Improvements.

               9.14 If, because of any acts or omission of Tenant or anyone claiming through or under Tenant, any mechanic's or materialmen's notice of intention or mechanic's or materialmen's or other lien or order for the payment of money shall be filed against the Demised Premises, the Landlord's Premises, or against Landlord (whether or not such lien or order is valid or enforceable as such), Tenant shall, at Tenant's own cost and expense, cause the same to be canceled and discharged of record or bonded off within forty-five (45) days after the date of filing thereof, and shall also indemnify and save harmless Landlord from and against any and all costs, expenses, claims, losses or damages, including reasonable counsel fees, resulting therefrom or by reason thereof. If, because of any acts or omission of Landlord or anyone claiming through or under Landlord, any mechanic's or materialmen's notice of intention or mechanic's or materialmen's or other lien or order for the payment of money shall be filed against the Demised Premises, the Landlord's Premises, or against Tenant (whether or not such lien or order is valid or enforceable as such), Landlord shall, at Landlord's own cost and expense, cause the same to be canceled and discharged of record or bonded off within forty-five (45) days after the date of filing thereof, and shall also indemnify and save harmless Tenant from and against any and all costs, expenses, claims, losses or damages, including reasonable counsel fees, resulting therefrom or by reason thereof.

          10. Laws and Ordinances:

               10.1 The Tenant shall promptly execute and materially comply with the statutes, ordinances, rules, orders, regulations and requirements of the Federal, State and Municipal governments and of any and all their departments and bureaus applicable to the Demised Premises for the correction, prevention and abatement of nuisances, violations or other grievances in, upon or connected with said Demised Premises during said term, arising from, incident to, or connected with the use and occupation of the Demised Premises by the Tenant. The Tenant shall also promptly materially comply with and execute all rules, orders and regulations of the Board of Fire Underwriters for the prevention of fires, at its own cost and expense, arising from, incident to or connected with the use and occupation of said premises by the Tenant.

               10.2 The Landlord shall promptly execute and materially comply with the statutes, ordinances, rules, orders, regulations and requirements of the Federal, State and Municipal governments and of any and all their departments and bureaus applicable to the Landlord's Premises (exclusive of the Demised Premises after the Commencement Date), for the correction, prevention and abatement of nuisances, violations or other grievances in, upon or connected with said Landlord's Premises (exclusive of the Demised Premises after the Commencement Date), during said term. The Landlord shall also promptly comply with and execute all rules, orders and regulations of the Board of Fire Underwriters for the prevention of fires, at its own cost and expense, arising from, incident to or connected with the use and occupation of Landlord's Premises (exclusive of the Demised Premises).

               10.3 Tenant shall, at Tenant's own expense, materially comply with the Industrial Site Recovery Act, N.J.S.A. 13:1K-6 et seq. and with the Spill Compensation and Control Act (N.J.S.A. 58:10-23-11 et seq.) ("the Acts") and all regulations promulgated pursuant to the Acts, but solely to the extent that the requirements of the Acts become applicable to the Demised Premises as a result of Tenant's acts or omissions thereat from and after the Commencement Date. Tenant shall, at Tenant's own expense, provide all information within Tenant's control requested by Landlord or the Bureau of Industrial Site Evaluation for the preparation of submissions, declarations, reports and plans pursuant to the Acts. If the New Jersey Department of Environmental Protection
(DEP) shall determine that a clean-up plan or Remedial Action Work plan must be prepared and that a clean-up must be undertaken because of any spills or discharges of hazardous substances or wastes caused by Tenant or other parties under Tenant's authority or control at the Demised Premises which occur during any period when Tenant is or was an occupant, then Tenant's obligations under the preceding sentence shall apply solely to the extent necessary to address the spills or discharges caused by Tenant or other parties under Tenant's control and shall not extend to any spills or discharges caused by others and Tenant shall, at Tenant's own expense, prepare and submit the required plans and carry out the approved plans. Tenant shall indemnify, defend and save the Landlord harmless from all fines, suits, procedures, claims and actions of any kind from third parties arising out of or in any way connected with any spills or discharges of hazardous substances or wastes to the extent caused by the Tenant or other parties under Tenant's authority or control at the Landlord's Premises which occur during the term of Tenant's occupancy. Tenant reserves the right to contest the applicability of the Acts to Tenant or any DEP determinations or requirements.

               10.4 Landlord shall, at Landlord's own expense, materially comply with the Acts and all regulations promulgated pursuant to the Acts to the extent that the requirements of the Acts become applicable to the Landlord's Premises with respect to existing conditions prior to the Commencement Date or otherwise resulting from Landlord's acts or omissions from and after the Commencement Date thereat. Landlord shall, at Landlord's own expense, provide all information within Landlord's control requested by Tenant or the Bureau of Industrial Site Evaluation for the preparation of submissions, declarations, reports and plans pursuant to the Acts. If the New Jersey Department of Environmental Protection
(DEP) shall determine that a clean-up plan or Remedial Action Work plan be prepared and that a clean-up be undertaken because of any spills or discharges of hazardous substances or wastes caused by the Landlord or other parties under Landlord's authority or control at the Landlord's Premises which occur during any period when Tenant was an occupant, then Landlord shall, at Landlord's own expense, prepare and submit the required plans and carry out the approved plans. Landlord shall indemnify, defend and save the Tenant harmless from all fines, suits, procedures, claims and actions of any kind arising out of or in any way connected with any spills or discharges of hazardous substances or wastes solely to the extent such spill or discharge existed prior to the Commencement Date and/or were caused by the Landlord or other parties under Landlord's authority or control at the Landlord's Premises which occur during the term of Tenant's occupancy. Landlord reserves the right to contest the applicability of the Acts to Landlord or any DEP determinations or requirements.

               10.5 The provisions of this Article 10 shall survive the termination or earlier expiration of this Lease.

          11. Insurance:

               11.1 During the construction of the Landlord Improvements and the Tenant Improvements (the "Construction Phase"), in addition to the insurance coverage required to be maintained under Article 9.9 above, Landlord shall maintain builder's risk insurance for the full replacement cost of the Landlord Improvements at Landlord's sole cost and expense and not as Additional Rent, and Tenant shall maintain builder's risk insurance for the full replacement cost of the Tenant Improvements at Tenant's sole cost and expense.

               11.2 At all times from and after the Commencement Date, and during the full term, the Tenant shall maintain, at its sole cost and expense, general public liability insurance against claims for personal injury, death or property damage, under a policy of commercial general public liability insurance, with such limits as may reasonably be requested by the Landlord from time to time, but not less than Five Million ($5,000,000.00) Dollars

Combined Single Limit ("CSL") in respect of bodily injury and property damage. A combination of General Liability Coverage and Umbrella Liability Coverage is acceptable to comply with this limit.

               11.3 At all times subsequent to the Construction Phase of the Demised Premises and during the full Lease Term, the Landlord as a common expense of all tenants of Landlord's Premises, shall carry for the benefit of Landlord and Tenant, property insurance, business interruption insurance for loss of rents, and flood insurance in an amount equal to the full replacement value of the Building, including the replacement value of the Tenant Improvements, and not less than the requirements of any mortgagee holding a mortgage on the Premises. Tenant shall pay its proportionate share of the cost of said insurance covering the Landlord's Premises and Improvements excluding the Tenant Improvements and shall pay one hundred (100%) percent of the cost of the insurance covering the Tenant Improvements, payable in advance at the commencement of the insurance policy year. Allocation of the cost for Tenant Improvements shall be based upon their replacement value as shall be accurately and reasonably stated by Tenant. Landlord, its Mortgagee and Tenant shall be named as insureds thereunder, as their respective interests may appear, and the Landlord and its mortgagee shall be named loss payee, as their respective interests may appear. Tenant may elect to carry for the benefit of Landlord, its Mortgagee and Tenant any of the insurance coverages described in this paragraph applicable to the Demised Premises, or to the Tenant's rental, or to fixtures, furnishings, equipment, improvements and other property owned by the Tenant and located at or in or affixed to Landlord's Premises at its own cost and expense. Tenant shall provide Landlord with at least thirty (30) days' advanced written notice of its request to carry its own insurance to afford time for Landlord to cancel duplicative coverages so as to assure no lapse or gaps in such coverages. The Landlord and its mortgagee shall be named loss payee under any such policy, as their respective interests may appear, and all coverages shall comply with the requirements of Landlord's mortgagee.

               11.4 The Landlord shall carry general public liability insurance, in addition to Tenant's general public liability insurance requirement as outlined in Article 11.1, naming Landlord as the insured and Tenant as additional insured. Tenant shall pay its proportionate share of the cost of said insurance, in advance, at the commencement of the insurance policy year. If Tenant finds that the deductibles under such policies are not at commercially reasonable levels, Tenant may notify the Landlord, and if the parties are unable to agree on a reasonable deductible, then subject to requirements of Landlord's Mortgagee, the issue will be resolved by arbitration before a qualified insurance professional mutually selected by the parties.

               11.5 All insurance required to be maintained by the Tenant shall be effected by valid and enforceable policies issued by insurers with a Bests Rating of A-IX or better, which are authorized to do business in New Jersey. The Tenant may carry the insurance referred to in this Lease under any blanket policy of insurance or policies issued by its present or future insurance carriers. If the Tenant elects to provide insurance as herein set forth under any blanket policy or blanket coverage, the Landlord will be provided with evidence of such insurance in the form of a certificate of insurance or any other evidence of insurability from any insurance carrier and said certificate or certificates will provide that the Landlord will receive thirty (30) days notice prior to cancellation in the coverage. If the Tenant elects to provide insurance as herein set forth under one or more individual policies of insurance, then either certificates of insurance or duplicate originals of such policies will be delivered to Landlord and same will provide that the Landlord will receive thirty (30) days' notice prior to cancellation in coverage. Proof of insurance coverage and payment for same (including the Certificates or duplicate original policies) shall be delivered to Landlord at the Commencement Date and as to renewal policies shall be delivered to Landlord not less than fifteen (15) days prior to the effective date of the renewal coverage. All such policies shall be primary and non-contributing with any other insurance carried by Landlord.

               All insurance required to be maintained by the Landlord shall be effected by valid and enforceable policies issued by insurers with a Bests Rating of A-IX or better, which are authorized to do business in New Jersey. The Landlord may carry the insurance referred to in this Lease under any blanket policy of insurance or policies issued by its present or future insurance carriers. If the Landlord elects to provide insurance as herein set forth under any blanket policy or blanket coverage, the Tenant will be provided with evidence of such insurance in the form of a certificate of insurance or any other evidence of insurability from any insurance carrier and said certificate or certificates will provide that the Tenant will receive thirty (30) days notice prior to cancellation in the coverage. All such policies shall be primary and non-contributing with any other insurance carried by Tenant.

               11.6 All policies of insurance required to be maintained hereunder (whether by Landlord or Tenant) shall name the Tenant and the Landlord as the insured as their respective interests may appear. All such policies shall contain an agreement by the insurers that such policies shall not be canceled without at least thirty (30) days prior written notice to the Landlord.

               11.7 Upon the default of the Tenant in effecting any such insurance, or procuring or delivering the policies therefor as directed by the Landlord, or in paying the premiums therefor and any and all charges incidental thereto when the same become payable, or in procuring and delivering to the Landlord renewals of expired policies at least fifteen (15) days before such expiration, the Landlord may, upon not less than ten (10) days prior written notice to Tenant, procure any such insurance or insurances and/or pay the premiums and other charges incidental thereto, and any and all amounts so paid by the Landlord, together with interest thereon from the date of such payment at lesser of twelve percent (12%) per annum or the highest rate permitted by law, shall be Additional Rent hereunder and, at the Landlord's option, may be added to the rent then due or thereafter to become due and the Landlord shall have the rights and remedies, including summary proceedings, with respect to the same as with respect to rent.

               11.8 In the event Tenant's use and occupancy of the Demised Premises causes any additional charge or increase in the insurance premiums on the Land or Building, in excess of those rates which would normally be imposed for insuring a non-combustible building of similar construction, Tenant shall, from time to time, immediately upon receipt of notice from

Landlord, do whatever is reasonably deemed necessary, and follow whatever reasonable recommendations may be made by the Landlord, in order that such excess charge or increase in insurance premiums may be removed, or the lowered rate obtained; or, in the event conditions are such that nothing can be done in Tenant's discretion by way of improvements or otherwise to remove such increased insurance premiums, or if the expense involved is excessive, then Tenant shall pay the full amount of such additional charges or increases in premium on demand as Additional Rent.

               11.9 Anything in this Article 11 or in this Lease to the contrary notwithstanding, each of Landlord and Tenant hereby waives any and all rights of recovery against the other, and against the officers, employees, agents, representatives, customers and business visitors of such other party and of each such other tenant or occupant of Landlord's Premises, for loss of or damage to such waiving party or its property or the property of others under its control, arising from any cause insured against under any policy of insurance required to be carried by such waiving party pursuant to the provisions of this Lease (or any other policy of insurance carried by such waiving party in lieu thereof) at the time of such loss or damage. The foregoing waiver shall be effective whether or not the waiving party actually obtains and maintains the insurance which such waiving party is required to obtain and maintain pursuant to this Lease (or any substitute therefor). Landlord and Tenant shall, upon obtaining the policies of insurance which they are required to maintain hereunder, give notice to their respective insurance carrier or carriers that the foregoing mutual waiver of subrogation is contained in this Lease. In addition, Tenant and Landlord shall obtain waivers of subrogation for the benefit of one another, from any company issuing any policy of insurance obtained by either of them pursuant to the terms of this Lease. Landlord shall not be liable for injury, loss, expense, claim or damage to the person, property, or interests of Tenant covered by insurance, irrespective of whether any such damage is occasioned by the negligence or willful misconduct of Landlord, its servants, agents or employees. Similarly, Tenant shall not be liable for injury, loss, expense, claim or damage to the person, property, or interests of Landlord covered by insurance, irrespective of whether any such damage is occasioned by the negligence or willful misconduct of Tenant, its servants, agents or employees.

          12. Landlord's Liability:

               12.1 Except as otherwise provided in this Lease, Landlord shall not be liable for any personal injury to any person, including the Tenant or to its officers, agents, employees, contractors or invitees or for any damage to any property of any person, including the Tenant, whether from action of the elements, or acts of negligence of or occupants of adjacent properties, except if caused by or resulting from the Landlord's willful malfeasance or negligent acts.

               12.2 The term "Landlord" as used in this Lease shall be limited to mean and include only the owner or owners at the time in question of the Landlord's Premises and in the event of any transfer or transfers of the title to the Landlord's Premises, the then grantor shall be automatically freed and relieved from and after the date of such conveyance or transfer of all liability for the performance of any covenants or obligations on the part of Landlord contained in this Lease to be performed, provided that any funds then in the hands of such grantor, in which Tenant has an interest, shall be delivered to the grantee and that such grantee assumes all obligations of grantor as the "Landlord" hereunder, including, without limitation, any liability for the performance of any covenants or obligations on the part of Landlord contained in this Lease for the period prior to any such transfer of title.

               12.3 Tenant agrees that it shall look solely to Landlord's interest in the Landlord's Premises (including all of Landlord's rights to insurance and condemnation proceeds and all Rent and income from Landlord's Premises) and not to Landlord for the collection of any judgment (or other judicial process) against the Landlord or any predecessor Landlord in the event of any default or breach by Landlord with respect to any of the terms, covenants and conditions of this Lease to be observed and/or performed by Landlord, and no other assets of Landlord or any predecessor Landlord shall be subject to levy, execution or other procedures for the satisfaction of Tenant's remedies. Tenant irrevocably waives and releases Landlord from any claims in excess of such interest in the Landlord's Premises.

          13. Default of Landlord:

               13.1 Landlord shall not be in default unless Landlord fails to perform obligations required of Landlord within a reasonable time, but in no event later than thirty (30) days after written notice by Tenant to Landlord specifying wherein Landlord has failed to perform such obligation; provided, however, that if the nature of Landlord's obligation is such that more than thirty (30) days are required for performance, then Landlord shall not be in default if Landlord commences performance within such 30-day period and thereafter diligently prosecutes the same to completion. Except as otherwise specifically provided for herein, in no event shall Tenant have the right to terminate this Lease as a result of Landlord's default, and Tenant's remedies shall be limited to damages and/or an injunction. Notwithstanding the foregoing, in emergency circumstances where the failure to repair or replace would result in a Shut-Down Condition (defined at Section 5.2) and it is impracticable to give Notice to the Landlord and permit Landlord to carry out the repair pursuant to Section 5.2, then Tenant shall have the right to perform Landlord's obligations and be reimbursed for the reasonable cost thereof, if applicable, as a common expense or, otherwise at Landlord's sole expense, so long as Tenant provides Landlord with notice thereof promptly after performing such obligations.

          14. Event of Default by Tenant:

               14.1 The following shall constitute an "Event of Default" by the Tenant hereunder:

                    (a) If Tenant shall be late in the payment of any installment of Fixed Rent and if such breach shall continue for ten (10) days; provided that once in each twelve (12) month period Landlord shall provide a written notice of late payment to Tenant and a ten (10) day period to cure the nonpayment before declaring an Event of Default or assessing a late charge under
Section 2.4.

                    (b) If Tenant shall be late in the payment of any Supplemental or Additional Rent, and if such breach shall continue for thirty
(30) days after Landlord shall have sent Tenant a written invoice for the amount due.

                    (c) If, during the term of this Lease: (i) Tenant shall make an assignment for the benefit of creditors, or (ii) a voluntary petition be filed by Tenant under any law having for its purpose the adjudication of Tenant a bankrupt, or the extension of time for payment, composition, adjustment, modification, settlement or satisfaction of the liabilities of Tenant or the reorganization or liquidation of Tenant, or (iii) a receiver be appointed for the property of Tenant by reason of the insolvency or alleged insolvency of Tenant, or if (iv) any department of the state or federal government or any officer thereof or duly authorized Trustee or Receiver shall take possession of the business or property of the Tenant, or if (v) an involuntary petition be filed against Tenant under any law having for its purpose the adjudication of Tenant as a bankrupt, or for the liquidation of Tenant; and (except with respect to items (a) and (b), supra, which shall be noncurable events of default) if same have not been removed, cured or discharged within ninety (90) days, or if
(vi) any Receiver or Trustee pursuant to any bankruptcy or insolvency law, whether Federal or State, shall attempt to thereafter assign this Lease to any part or attempt to sublet all or any part of the Demised Premises.

                    (d) If Tenant shall default in the performance or observation of any other agreement or condition (other than payment of rent or Additional Rent) on its part to be performed or observed, and if Tenant shall fail to cure said default within thirty (30) days after notice of said default by Landlord (or, in the case of a default not susceptible of a cure within thirty (30) days, if Tenant shall fail to commence a cure within thirty (30) days and diligently complete such cure within a reasonable time under the circumstances.

               14.2 During the period of an uncured Event of Default:

                    (a) Landlord may (i) permit Tenant to remain in possession and sue for all rents, damages, attorneys' fees and collection costs as due; or
(ii) terminate this Lease by written declaration, but allow Tenant to remain in possession as Tenant at will and sue Tenant for all rents, damages, attorneys' fees and collection costs; or (iii) immediately, or at any time thereafter, through legal process, re-enter and resume possession of the Demised Premises and remove all persons and property therefrom either by summary dispossess proceedings or by a suitable action or proceeding at law or in equity (or in the case of a permanent abandonment of the Demised Premises by Tenant by peaceful self-help), without being liable for any damages therefor (no re-entry by the Landlord shall be deemed an acceptance of a surrender of this Lease unless accompanied by a written declaration signed by Landlord to that effect); or (iv) upon re-taking possession, keep the premises vacant (subject to reasonable efforts at mitigation of Landlord's damages) and recover from Tenant all rents, damages, reasonable attorneys fees and collection costs as hereinafter provided;
(v) without liability to Tenant or any other party and without constituting a constructive or actual eviction, Landlord may suspend or discontinue furnishing or rendering to Tenant any property, material, labor, or other service (other than utilities), wherever Landlord is obligated to furnish or render the same, so long as an Event of Default has occurred and is continuing under this Lease; or (vi) upon re-taking possession

Landlord may, as Tenant's agent and without effecting Tenant's liability hereunder, relet the whole or any part of the Demised Premises for a period equal to, or greater, or less than the remainder of the then term of this Lease, at such rental and upon such terms and concessions as Landlord shall deem reasonable, to any lessee or lessees which it may deem suitable and satisfactory for any use and purpose which it may deem appropriate. In no event shall the Landlord be liable in any respect for failure to relet the Demised Premises or in the event of such reletting, for failure to collect the rent thereunder provided that Landlord has complied with its mitigation obligations as aforesaid. Any sums received by the Landlord on a reletting for any monthly installment of rent in excess of the rent reserved in this Lease shall belong to Landlord;

                    (b) Delinquent Fixed Rent and Additional Rent shall bear interest at the lower rate of either twelve percent (12%) per annum or the maximum rate permitted by law, from the date on which it is due until the date on which it is paid. This provision shall not relieve Tenant from any payment of Fixed Rent, late charges or Additional Rent at the time due and in the manner specified herein.

                    (c) Tenant hereby expressly waives the service of notice of intention to re-enter as provided for in any statute and also waives any and all rights or equity of redemption in case the Tenant shall be dispossessed by a Court. The terms "enter," and "re-enter," "entry," or "re-entry," as used in this Lease, are not restricted to their technical legal meaning.

                    (d) the termination of this Lease shall not in any circumstance operate to relieve the Tenant from liability for performance of all of its obligations hereunder. Upon any such termination of this Lease, Tenant covenants that it will quit and surrender the premises and deliver possession thereof to Landlord.

               14.3 No waiver by the Landlord of any Event of Default by Tenant shall constitute or be construed as a waiver of any other or future Event of Default. No waiver by the Tenant of any default or breach by the Landlord shall constitute or be construed as a waiver of any other or future default or breach. No waiver by either party shall be effective unless in writing.

               14.4 The acceptance by Landlord of rent or other charges from Tenant (in whole or in part) after any Event of Default, even though known to Landlord, shall not constitute a waiver of the default/breach, unless the Event of Default is cured in full. The acceptance by Landlord of rent or other charges from Tenant (in whole or in part) shall not be deemed an accord and satisfaction in respect of any claims of Landlord against Tenant, notwithstanding the payment check or accompanying letter may bear a legend or endorsement to the contrary. The acceptance of payment as above shall not affect any notice of default or any action or proceedings or judgment or order taken in consequence of the default.

               14.5 In the event of (a) the termination of this Lease under the provisions of Article 14 hereof, (b) the re-entry into the Demised Premises by Landlord under the provisions of this Article 24, or (c) the termination of this Lease (or re-entry) by or under any summary dispossess or other proceeding or action or any provision of law by reason of default hereunder on the part of Tenant, Landlord shall be entitled to retain all moneys, if any, paid by Tenant to Landlord, whether as advance rent, security or otherwise, but such moneys shall be credited by Landlord against any rent due from Tenant at the time of such termination or re-reentry, or at Landlord's option, against any damages payable by Tenant under this Lease or pursuant to law.

               14.6 In the event of any termination of this Lease under the provisions of Article 14 or in the event that Landlord shall re-enter the premises lawfully or in the event of the termination of this Lease (or of re-entry) by or under any summary dispossess or other proceeding or action or any provision of law, Tenant will pay to Landlord as damages, at the sole election of Landlord, either:

                    (a) a sum which at the time of such termination of this Lease or at the time of any such re-entry by Landlord, as the case may be, is equal to the excess, if any, between: (i) the aggregate of all rent which would have been payable hereunder by Tenant had this Lease not so terminated for the period commencing with such earlier termination of this Lease or the date of any such re-entry, as the case may be, and ending with the date set for the expiration of the full term hereby granted, over (ii) the aggregate of all rent of the Demised Premises for the same period based upon the then local market rental value of the Demised Premises as determined by taking into account any market concessions such as tenant improvements, free rent, construction allowances, rent abatement, moving allowances and other rental concessions, financial strength of the tenant, location in the building, and comparable renewal leases (on the bases of factors such as, but not limited to, size and location of space and the term of the lease), if any, recently executed for space in other buildings in the Bergen County, New Jersey, which are comparable to the Building in reputation, quality, age, size, location and quality of services provided (the foregoing factors not being exclusive in identifying comparable buildings). Landlord shall also be entitled to recover the reasonable value of restoring the Demised Premises and reletting same (including brokers commissions) as an element of damage, discounted to present value at the prime rate of interest announced as of the Event of Default in The Wall Street Journal; or

                    (b) sums equal to the aggregate of all rent which would have been payable by Tenant had this Lease not so terminated, or had Landlord not so re-entered the Demised Premises, payable on a monthly basis on the due dates specified for payment of Fixed Rent under this Lease following such termination of such re-entry and until the date hereinbefore set for the expiration of the full term hereby granted; provided, however, that if Landlord shall re-let all or part of the Demised Premises for all or any part of said period, Landlord shall credit Tenant with the net rents received by Landlord from such re-letting, such net rents to be determined by first deducting from the gross rents as and when received by Landlord all reasonable attorneys' fees and costs incurred in terminating this Lease and re-entering the Demised Premises and of securing possession thereof, as well as the reasonable expenses of re-letting, including altering and preparing the Landlord's Premises (including the Demised Premises) for new tenants, brokers' commissions and all other similar or dissimilar expenses properly chargeable against the Demised Premises and the rental therefrom in connection with such re-letting, it being understood that any such re-letting may be for a period equal to or shorter or longer than the remaining term of this Lease; provided, further, that (i) in no event shall Tenant be entitled to receive any excess of such net rents over the sums payable by Tenant to Landlord hereunder,
(ii) in no event shall Tenant be entitled in any suit for the collection of damages pursuant to this subsection (b) to a credit in respect of any net rents from a re-letting except to the extent that such net rents are actually received by Landlord prior to the commencement of such suit, and (iii) if the premises or any part thereof should be re-let in combination with other space, then proper apportionment on a square foot area basis shall be made of the rent received from such re-letting and of the expenses of re-letting. Suit or suits for the recovery of such damages, or any installments thereof, may be brought by Landlord from time to time at its election, and nothing contained herein shall be deemed to require Landlord to postpone suit until the date when the term of this Lease would have expired if it had not been terminated under the provisions of Article 14, or under any provision of law, or had Landlord not re-entered the premises.

                    Nothing herein contained shall be construed as limiting or precluding the recovery by Landlord against Tenant of any sums or damages to which, in addition to the damages particularly provided above, Landlord may lawfully be entitled by reason of any default hereunder on the part of Tenant.

               14.7 Anything herein to the contrary notwithstanding, upon an Event of Default hereunder, or in the event of a breach or threatened breach on the part of Tenant or Landlord with respect to any of the covenants, agreements, terms, provisions or conditions on the part of or on behalf of such party to be kept, observed or performed, both parties shall also have the right of specific performance and/or injunction. The specified remedies to which either party may resort hereunder are cumulative and are not intended to be exclusive of any other remedies or means of redress to which either may lawfully be entitled at any time, and either party may invoke any remedy allowed at law or in equity as if specific remedies were not herein provided for, so long as such remedies have not been waived by the terms of this Lease.

          15. Access to Premises:

               15.1 Landlord and its representatives may enter the Demised Premises during normal business hours upon not less than forty-eight (48) hours prior notice (except in case of emergency, when no prior notice shall be required) for the purpose of inspecting the same and, if Landlord so elects, but without any obligation so to do, for the purpose of making any necessary repairs to the Demised Premises and performing any work therein. Landlord will exercise its rights hereunder in a commercially reasonable manner so as to minimize interference with Tenant's business operations, but nothing herein shall require the Landlord to schedule all work during non-business hours and to thereby incur overtime or similar extra charges. Landlord shall be prohibited from entering any secured or protected areas within the Demised Premises without the prior written consent of Tenant.

               15.2 Landlord may enter and exhibit the Demised Premises during usual business hours upon not less than forty-eight (48) hours prior notice for Landlord's purposes, including but not limited to, inspecting the Demised Premises or showing the Demised Premises to prospective mortgagees, purchasers, lessees or brokers. During the final twelve (12) months of the term, Landlord may also display the usual "To Let" or similar signs on the portions of the Land (but excluding the Demised Premises).

               15.3 Notwithstanding the foregoing in this Article 15, Tenant may designate certain portions of the Demised Premises, including but not limited Tenant's computer and data rooms, as "Protected Areas." Landlord recognizes that the Protected Areas are to be secured areas and Landlord shall have no access thereto without being accompanied by a designated representative of Tenant.

               15.4 Tenant shall have access to the Demised Premises 24 hours a day, 7 days a week, 365/366 days a year.

          16. Hold Harmless:

               16.1 Subject to the provisions of Section 11.9 above, Tenant shall keep, save and hold Landlord harmless and free from all liability, penalties, losses, damages, costs, expenses, causes of action, claims and/or judgments to third parties arising by reason of any injury or damage to any person or persons, or property, of any kind whatsoever, and to whomsoever belonging, from any cause or causes whatsoever and whether arising from or by reason of any existing or future condition, default, matter, or thing in or about the Demised Premises, from and after the Commencement Date, including, without limitation, damage from water and/or steam seepage or leakage in or into the Landlord's Premises, except if caused by Landlord's negligent or intentional acts or omissions.

               16.2 Tenant hereby waives all claims against Landlord for damages to goods, equipment, improvements, wares, and merchandise in, upon or about the Demised Premises, the Building, the Land and any common areas and for injuries to Tenant, its agents or third persons in or about the Demised Premises, the Building, the Land and any common area from any cause arising at any time, except if caused by Landlord's negligent or intentional acts or omissions.

               16.3 Subject to the provisions of Section 11.9 above, Tenant agrees that if Landlord is involuntarily made a party defendant to any litigation concerning this Lease or the Demised Premises relating to any alleged act or omission of Tenant, then Tenant shall indemnify, hold harmless and defend Landlord from all liability, and reasonable costs and expenses by reason thereof. Similarly, Landlord agrees that if Tenant is involuntarily made a party defendant to any litigation concerning this Lease or the Landlord's Premises relating to any alleged act or omission of Landlord, then Landlord shall indemnify, hold harmless and defend Tenant from all liability, and reasonable costs and expenses by reason thereof.

               16.4 Anything in this Article 16 to the contrary notwithstanding, the foregoing indemnifications in this Article 16 shall in NO EVENT apply to any environmental matters. Any Tenant indemnification with respect to environmental matters is set forth in

Section 10.3 above, and any Landlord indemnification with respect to environmental matters is set forth in Section 10.4 above.

          17. Assignment or Sublease:

               17.1 Tenant shall neither voluntarily, nor by operation of law, assign, transfer, mortgage, pledge, hypothecate or encumber this Lease or any interest therein, and shall not sublet the said Demised Premises or any part thereof, or any right or privilege appurtenant thereto, or allow any other person (the employees, agents, servants and invitees of Tenant excepted) to occupy or use the said Demised Premises, or any portion thereof, without first obtaining the written consent of Landlord. A consent to one assignment, subletting, occupation or use by any other person shall not be deemed to be a consent to any subsequent assignment, subletting, occupation or use by another person. Consent to any such assignment or subletting shall in no way relieve Tenant of any liability under this Lease or SunGard Data Systems Inc. under the Conditional Guaranty of Payment (as hereinafter defined). Any such assignment or subletting without such consent shall be void, and shall, at the option of the Landlord, constitute a default under the terms of this Lease. Landlord shall not be obligated to consider and respond to any request for consent under this paragraph unless such request is in writing, contains a full explanation of the proposal and provides sufficient information about the financial standing and experience of the proposed assignee or subtenant for Landlord to make an informed judgment. Tenant acknowledges that its sole remedy with respect to any assertion that Landlord's failure to timely consent to any assignment or sublet is unreasonable shall be the remedy of specific performance and Tenant shall have no damage claim or further claim of any nature or cause of action against Landlord as a result of Landlord's actions in refusing to timely consent, except a claim for legal fees and costs as provided in Section 51.1 below. In the event of any approved assignment or sublease, all rents or other payments received by Tenant in excess of the payments due from Tenant to Landlord pursuant to this Lease may be retained by Tenant. On demand, any assignee or subtenant shall make payments directly to Landlord without, however, creating a direct Landlord-Tenant relation between them or releasing Tenant under this Lease. Landlord shall not unreasonably withhold or delay consent to an assignment or sublease, providing that Landlord determines in its reasonable discretion that such sublease or assignment does not lessen Landlord's security, that the use of the Demised Premises will remain as the Permitted Use; that the proposed assignee or sublessee is financially responsible and is sufficiently experienced to operate the business from the Demised Premises successfully and in a manner which shall not detract from the value of the Demised Premises, that the proposed transaction does not present any environmental concerns.

               17.2 Notwithstanding the foregoing in Section 17.1, no Landlord consent shall be required: (a) for subleases or assignments to affiliates or subsidiaries of the Tenant or becomes a publicly traded entity on a United States stock exchange, provided that Tenant shall provide Landlord with thirty
(30) days advanced notice with sufficient information to confirm that: (i) there shall be no change in the permitted use of the Demised Premises, (ii) Tenant shall remain liable jointly and severally with the assignee/subleasee for payment and performance of all Tenant obligations under this Lease, (iii) the proposed assignment/sublease shall not impair Landlord's security, and (iv) the proposed assignee or subtenant shall not introduce any new Hazardous Substances onto Landlord's Premises in violation of applicable laws which is inconsistent with the existing operations of Tenant at the Landlord's Premises; (b) for any assignment to any successor to Tenant by purchase, merger, consolidation or reorganization; and (c) if Tenant becomes a publicly traded entity on a United States stock exchange.

          18. Condemnation:

               18.1 This Lease and the term hereof shall terminate: (a) if the entire Demised Premises shall be taken by condemnation, or (b) at the option of Tenant (exercisable by notice given to Landlord within thirty (30) days after the date of any such taking), if a material part of the Demised Premises shall be taken in any condemnation proceeding(s); or (c) at the option of Landlord (exercisable by notice given to the Tenant within thirty (30) days after the date of taking) if more than fifteen percent (15%) of the Demised Premises or the Building or the Land shall be taken by condemnation. A taking of a "material part" of the Demised Premises shall mean the condemnation of so much of the Demised Premises (including any exclusive parking) as shall materially and adversely interfere with Tenant's operations in the Demised Premises; provided, however, that in the event of any taking of any exclusive parking, the Landlord shall use its best efforts to provide alternative parking of an equal or greater size within the "Industrial Park" in which the Building and the building at 777 Central Boulevard, Carlstadt, New Jersey currently occupied by Tenant, are located in which case this Lease shall remain in full force and effect as to such remaining portion.

               18.2 Upon the termination of this Lease in accordance with this Article, rents shall be adjusted as of such termination. The entire condemnation award shall be the sole and exclusive property of Landlord and shall be payable solely to Landlord except any allocations or awards for Tenant's trade fixtures and moving expenses. Tenant shall not make any claim in any condemnation proceeding for the value of the unexpired portion of the Lease or the term hereof, and waives all right thereto.

               18.3 In the event that any portion of the Demised Premises is taken in condemnation and if this Lease is not terminated, then this Lease shall remain in full force and effect as to such remaining portion, except that from and after the effective date of any such taking, Tenant shall be entitled to a proportionate reduction in the Fixed and Additional Rent required to be paid hereunder in accordance with any reduction in square foot area of the Demised Premises caused by such taking. In the event that any portion of Tenant's exclusive parking is taken in condemnation and if this Lease is not terminated, then this Lease shall remain in full force and effect as to such remaining portion.

                    Landlord shall promptly restore the portion of the Demised Premises remaining after such taking to a complete architectural unit. Any restoration by Landlord shall be limited to the basic building structure as demised by Landlord to Tenant as of the Commencement Date, and Tenant shall have such reasonable time thereof to restore the interior of the Demised Premises to an operational condition with an accompanying abatement of rent during such time. Landlord shall have the right to install, maintain and alter or relocate within the Demised Premises any gas, water, electric or sewer lines which may be necessary provided that Tenant's facilities are not materially or adversely affected.

               18.4 In the event this Lease is not terminated as aforesaid and Landlord does not restore the Demised Premises within a period of ninety (90) business days after the date of taking, then and in that event, Tenant may, as its sole remedy, have the right to terminate this Lease by notice in writing delivered to Landlord prior to completion of such restoration.

          19. Fire or Casualty Loss:

               19.1 If all or part of the Landlord's Premises is damaged or destroyed by fire or other casualty, this Lease and all of its terms, covenants and conditions shall, subject to the provisions hereinafter set forth, continue in full force and effect, as follows:

                    A. In the event that the damage to the Demised Premises is so extensive as to amount practically to the total destruction of the Demised Premises and Landlord within a reasonable time after such damage shall not elect to rebuild, then and in that event, this Lease shall cease and the rent shall be apportioned to the time of the destruction. For the purposes of this paragraph, damage to fifteen percent (15%) or more of the Demised Premises shall be deemed total destruction.

                    B. In the event that the Demised Premises is damaged, but not so destroyed (as set forth in Paragraph A immediately above) as to terminate the Lease, or Landlord elects to rebuild as provided for in Paragraph A above, then, provided that such loss is sufficiently insured and that all of the proceeds of said insurance coverage are made available to the Landlord by any mortgagee whose interest may be superior to the Landlord; and further provided that the term of this Lease shall have at least two (2) years to run, and that applicable laws shall permit, then, and in those events, the Landlord shall repair and rebuild the Demised Premises with reasonable diligence. Notwithstanding the foregoing: (i) in the event there is less than two (2) years of the Lease Term remaining, or (ii) in the event Landlord's mortgagee should require that the insurance proceeds payable as a result of a casualty be applied to the payment of the mortgage debt and Landlord does not promptly commit to restore with Landlord's funds, or (iii) in the event of any material uninsured loss to the Building and Landlord does not promptly commit to restore with Landlord's funds, or (iv) if the written estimate states that the Demised Premises cannot be restored to substantially the condition that existed prior to the casualty within one hundred eighty (180) days of the casualty, then either Landlord or Tenant may, at their option, terminate this Lease by notifying the other party in writing of such termination within ninety (90) days after the date of such casualty. Within sixty (60) days of such casualty, Landlord shall notify Tenant whether the Demised Premises cannot be restored to the condition that existed prior to the casualty within one hundred eighty (180) days of the casualty.

               19.2 To the extent that the loss or destruction of the Demised Premises substantially interferes with all or a portion of Tenant's operations at the Demised Premises, thus requiring the Tenant temporarily to close its business or reduce its workforce, the Fixed Rent shall be abated (or proportionately abated with respect to a partial closure) from the date of such closing to the date the damage shall have been substantially repaired so as to enable the Tenant to continue its business in substantially the same fashion as was previously operating prior to the date of such loss or destruction.

               19.3 Tenant acknowledges and agrees that Landlord will not carry insurance of any kind on Tenant's fixtures, furniture, and equipment, or on any Tenant Improvements or other appurtenances removable by Tenant under the provisions of this Lease, and that Landlord shall not be obligated to repair any damage thereto or replace the same. However, if Landlord does place such coverages on Tenant's owned property as provided in Section 11.3, all proceeds applicable to Tenant's owned property shall be promptly transmitted to Tenant upon receipt by the Landlord, and Landlord will use its best efforts, in coordination with Tenant, to make the appropriate claims and recover insurance proceeds due under the applicable coverage.

          20. Estoppel Certificate:

               20.1 Upon request from the either party and/or its successor in interest, either party hereto, and/or its successors in interest, shall at any time and from time to time upon not less than twenty (20) days prior written notice, execute, acknowledge and deliver a statement in writing: (a) certifying that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Lease as so modified is in full force and effect), and the date to which the rental and other charges are paid in advance, if any, and (b) acknowledging that there are not, to such party's knowledge, any uncured defaults on the part of either party hereunder, or specifying such defaults if any are claimed, and (c) setting forth the date of commencement of rents and expiration of the term hereof. Any such statement may be relied upon by the prospective purchaser or encumbrancer of all or any portion of the real property of which the Landlord's Premises are a part, or other interested party.

          21. Signage

               21.1 Under no circumstances shall Tenant place or erect, or allow to be placed, or erected, a sign of any nature whatsoever upon any exterior portion of the Building. Ground signs which are similar to existing ground signs will be permitted subject to prior written approval from Landlord in connection with any proposed sign, its location, and its manner of installation. Landlord may remove any signs installed by Tenant which are in violation of the provisions of this Article. In no event shall any permitted sign be installed on the roof or above the parapet height of the Landlord's Premises or of the Building. Any sign which Tenant may be permitted to install on the Landlord's Premises shall nonetheless conform to any and all requirements of any governmental body of any nature whatsoever having jurisdiction thereover, notwithstanding Tenant's having obtained written consent from Landlord therefor. Tenant shall have the right, as the need may occur, to apply for any sign variances, at its sole cost and expense, provided the Landlord shall have first approved the proposed sign. Landlord's consent to signs shall not be unreasonably withheld, and Landlord agrees to reasonably cooperate with Tenant to facilitate Tenant in obtaining any applicable municipal approvals therefor.

               21.2 Notwithstanding the foregoing in Article 21.2 above, the Tenant shall have the right to erect and maintain one (1) or more pylon or similar signs on the Landlord's Premises, provided same complies with all regulations of applicable governmental agencies having jurisdiction thereof, and provided the installation has received prior written approval of the Landlord, which approval shall not be unreasonably withheld or delayed or conditioned. All signs shall be the property of Tenant and shall be removed by the Tenant at the termination of this Lease without damage to the Landlord's Premises and Building.

          22. Brokerage Commission: Landlord and Tenant each warrant and represent one to another that neither has dealt with, employed or negotiated with any real estate broker, salesman, agent or finder in connection with this Lease Agreement except Julien J. Studley, Inc. ("Broker"). Landlord agrees to pay the commission due to the Broker pursuant to a separate agreement. Landlord shall indemnify, hold harmless and defend Tenant, and Tenant shall indemnify, hold harmless and defend Landlord, from and against any claim or claims for broker or other commission arising from or out of any breach of the foregoing representation and warranty by the respective indemnitors. The representations and obligations contained in this paragraph shall survive the expiration or termination of this Lease.

          23. Unavoidable Delays:

               23.1 Except as otherwise provided for in Articles 5.2 and 9.5 above, in the event that Landlord or Tenant shall be delayed or prevented from performing any of its obligations pursuant to the provisions of this Lease Agreement due to governmental action, or lack thereof, or due to shortages of or unavailability of materials and/or supplies, labor disputes, strikes, slow downs, job actions, picketing, secondary boycotts, fire or other casualty, delays in transportation, acts of God, failure to comply or inability to comply with any orders or requests of any governmental agencies or authorities, acts of declared or undeclared war, public disorder, riot or civil commotion, or by any other cause beyond the reasonable control of such party (each, a "Force Majeure Event"), then such party shall in any or all such events be excused from its obligation to perform and comply with such provisions of this Lease Agreement for a period of time commensurate with any delay so caused without any liability to the other party therefor whatsoever and all time periods provided for herein for performance of any such obligations shall be extended accordingly. Notwithstanding the foregoing, a Force Majeure Event shall not delay or excuse Tenant's obligations to pay Fixed Rent or Additional Rent.

          24. Subordination:

               24.1 Tenant covenants that its rights under this Lease Agreement are hereby and will be subordinate to the operation and effect of any mortgage or mortgages now existing or hereafter placed upon the premises or building or lot without any further written document from Tenant. However, Tenant shall, upon request by Landlord, execute such documents as may be required to effect such subordination to the satisfaction of any such mortgagee.

               24.2 Tenant agrees to comply with reasonable requirements for modifications hereof made by any reputable bona fide mortgage lending institution provided that such requirements shall not affect the basic business terms hereof.

               24.3 Tenant shall, upon request of Landlord, furnish to Landlord at any time during the term, the most recent financial statement(s) of Tenant for a period of up to two (2) years last past. If certified statements certified by a certified public accountant have been prepared, then certified statements will be provided by Tenant. Landlord agrees to keep the financial statement(s) confidential and shall not distribute such financial information to any party other than Landlord's agents, employees, attorneys, accountants and lender to the extent that such parties require such information and such parties shall be informed of the confidential nature of such information.

               24.4 Tenant covenants and agrees to attorn to any successor to Landlord's interest in this Lease.

               24.5 Landlord agrees to obtain a non-disturbance agreement from existing and future mortgagees in whatever standard form is utilized by such mortgagees for the benefit of Tenant, and to deliver same to Tenant within a reasonable time after execution of this Lease. Landlord hereby agrees to cooperate with Tenant and to use best efforts to obtain from any existing and future mortgagees on behalf of Tenant reasonable changes sought by Tenant to the standardized form of non-disturbance agreement utilized by such mortgagees. Anything in this Lease to the contrary notwithstanding, this Lease shall be subordinate to any such existing and future mortgages only during the period that a non-disturbance agreement remains in full force and effect, and otherwise shall be superior to such instruments.

          25. Security Deposit

               25.1 No security deposit is required.

          26. INTENTIONALLY OMITTED.

          27. INTENTIONALLY OMITTED.

          28. Environmental Covenants: Tenant represents, covenants, promises and agrees as follows:

               28.1 Tenant agrees to take all requisite action to insure Tenant's material compliance with all applicable federal, state and local laws relating to pollution of the environment, hazardous substances, air pollution, clean air, soil, environmental protection, hazardous waste, toxic substances, noise control, sewerage and wastewater treatment, solid waste, navigable waters, water supply, quality and pollution, storm water, groundwater and rivers and harbors laws applicable to Tenant's operations at the Demised Premises, including, but not limited to, the Resource Conservation and Recovery Act, the Clean Air Act, and Federal Water Pollution Control Act, the Toxic Substances Control Act, and the Comprehensive

Environmental Response, Compensation and Liability Act ("CERCLA"), the New Jersey Industrial Site Recovery Act (N.J.S.A. 13:1K-6 et seq. and N.J.A.C. 7:26B-1.1 et seq.) ("ISRA") and/or the New Jersey Underground Storage of Hazardous Substances Act (N.J.S.A. 58:10A-21 et seq.; N.J.A.C. 7:14B-1.1 et seq.), if the same becomes applicable and/or the rules and regulations promulgated under said statutes (collectively referred to as "Environmental Laws").

               28.2 Tenant shall not use or permit the use of the Landlord's Premises to refine, produce, store, handle, generate, manufacture, heat, dispose of, transfer, process or transport (collectively, "Use") "Hazardous Substances" (as such term is defined in N.J.S.A. 58:10-23.11b, or any rule or regulation promulgated thereunder), other than in such quantities as are ordinarily Used in connection with Tenant's business as described in Article 8 and in material compliance with applicable Environmental Laws.

               28.3 The Demised Premises will not be used as a "Major Facility", as such term is defined in N.J.S.A. 58:10-23.11b(1), or any rule or regulation currently promulgated thereunder.

               28.4 Should Tenant or any of Tenant's agents, servants, contractors, employees, invitees, sub-tenants or assignees cause or permit any intentional or unintentional action or omission in connection with the Demised Premises resulting in the releasing, spilling, leaking, pumping, pouring, emitting, emptying or dumping of "Hazardous Substances" without having obtained a permit issued by the appropriate governmental authorities (collectively, a "Release"), which Release requires cleanup under applicable Environmental Laws, Tenant promptly shall clean up such spill, leak, etc, in accordance with the provisions of the New Jersey Spill Compensation and Control Act (N.J.S.A. 58:10-23.11 et seq.) ("Spill Act"), and all other applicable Environmental Laws.

               28.5 No lien has been attached, nor shall any lien be allowed to attach to any real or personal property owned by Tenant and located at the Demised Premises, pursuant to applicable Environmental Laws, including, without limitation, the Spill Act and/or CERCLA.

               28.6 Tenant will furnish the New Jersey Department of Environmental Protection ("DEP") with any information in Tenant's possession which may be required by the Spill Act, ISRA or any other applicable Environmental Law, with respect to Tenant's Use of the Demised Premises, including information required by ISRA due to applications submitted by the Landlord.

               28.7 In the event that there shall be filed a lien against the Landlord's Premises, the Demised Premises, or Tenant's property thereon, by DEP under the Spill Act or under CERCLA as a result of Tenant's acts or omissions with respect thereto, Tenant shall within thirty (30) days from the date the Tenant is given notice of such lien or within such shorter period of time in the event that the State of New Jersey has commenced steps to cause a sale pursuant to the lien, either: (a) pay the claim and remove the lien; or (b) furnish (1) a bond reasonably satisfactory to Landlord and/or DEP in the amount of the claim out of which the lien arises, (2) a cash deposit in the amount of the claim out of which the lien arises, or (3) other security reasonably satisfactory to Landlord in an amount sufficient to discharge the claim out of which the lien arises. Tenant reserves the right to contest the filing of any such lien provided that Tenant shall be required to discharge or bond off any such lien prior to commencement of any such contest.

               28.8 Tenant shall not use or cause the Landlord's Premises to be used as an "industrial establishment" as such term is defined in ISRA as of the date of this Lease.

               28.9 Tenant shall not install any underground storage tanks without the prior written consent of Landlord.

               28.10 Tenant and Landlord shall provide each other with copies of any and all notices either party receives from the DEP with respect to the environmental condition of the Landlord's Premises.

          29. Auction Sales:

               29.1 Tenant shall not conduct or permit to be conducted any sale by auction or otherwise in, upon or from the Demised Premises whether said sale be voluntary, involuntary, pursuant to any assignment for the payment of creditors or pursuant to any bankruptcy or other insolvency proceeding.

          30. Holding Over:

               30.1 Subject to the provisions of Section 30.2 below, in the event Tenant shall remain in possession of the Demised Premises following the expiration of the term granted hereby and any renewals, without Landlord's written permission, all terms of this Lease shall, as applicable, continue to govern such possession, except that Tenant shall have the status of a tenant at sufferance and shall pay to Landlord, as its exclusive damages for such wrongful holdover, for each month or part thereof during which said wrong holdover continues, double the total of the Fixed Rent and Additional Rent due from Tenant to Landlord at the time immediately preceding such holdover.

               30.2 Notwithstanding the foregoing in Section 30.1 above, Tenant shall have the right to holdover for a period of one (1) year after the Termination Date (the "Permitted Holdover Period"), as such date may be extended pursuant to Tenant's "Options to Renew" under Section 40 below, provided that Tenant complies with the terms and provisions of this Section:

                    (a) Tenant shall provide Landlord with not less than eleven
(11) months prior written notice of its intention to holdover beyond the Termination Date, as such date may be extended pursuant to Tenant's "Options to Renew" under Section 40 below.

                    (b) The foregoing notice shall state the amount of time that Tenant intends to holdover in the Demised Premises, and the holdover period under this Section 30.2 shall be limited to the period stated.

                    (c) For the first two (2) months of the Permitted Holdover Period, Tenant shall pay Fixed Rent at an amount equal to that being paid by Tenant immediately prior to the Permitted Holdover Period. Thereafter, through the remainder of the Permitted Holdover Period, Tenant shall pay Fixed Rent in an amount equal to one and one-half (1.5) times the Fixed Rent prior to the Permitted Holdover Period. Tenant shall also be required to pay Additional Rent during the Permitted Holdover Period.

                    (d) Time is declared to be of the essence with regard to the provisions of this Section 30.2.

          31. Quiet Possession:

               31.1 Upon Tenant paying the rent reserved hereunder and observing and performing all of the covenants, conditions and provisions on Tenant's part to be observed and performed hereunder, Tenant shall have quiet possession of the Demised Premises for the entire term hereof, subject to and in accordance with all the provisions of this Lease.

          32. Representations and Warranties of Landlord. Landlord represents and warrants to Tenant as follows:

               32.1 The Landlord Improvements will comply with all applicable requirements of State, County, City and local authorities as of the Substantial Completion Date. Landlord shall, at its own cost and expense, promptly execute and comply with any statutes, ordinances, rules, orders, regulations, and requirements of all governmental or quasi-governmental authorities (including, but not limited to, the Americans with Disabilities Act), and of their departments or bureaus, which may now or hereafter be applicable to the Parking Lot and exterior entryways to the Landlord Improvements as of the Substantial Completion Date. Landlord shall promptly correct and abate any such violations not caused by Tenant, its agents, employees, affiliates and/or contractors, at Landlord's own cost and expense (and NOT as Additional Rent).

               32.2 The Landlord's Premises (excluding the Demised Premises) when completed (i) will comply with applicable governmental requirements (including zoning laws and regulations, land use planning and environmental requirements), and (ii) shall be free of any liens of subcontractors, materialmen and the like filed pursuant to the New Jersey Mechanics Lien Law (R.S. 2A:44-64, et seq.). Similarly, Landlord shall have obtained all required permits and approvals associated therewith.

               32.3 Landlord is the owner of good, marketable and insurable title to the Land upon which the Building is located. Such title is free and clean of all liens and encumbrances other than those set forth on those certain owner's policy of title insurance issued by Commonwealth Land Title Insurance Company as Policy No. H001601 dated June 15, 2001, and Policy No. H001601 dated June 15, 2001, and shall remain that way except for subsequent financing obtained by Landlord in connection with the construction and financing of the Land and Building.

               32.4 As of the Rent Commencement Date, gas, electric, water, sewer, and storm drain utilities will be available and connected at the Building and to the Demised Premises as provided in the Landlord Specifications. In addition to the foregoing, Landlord has instructed Public Service Electric and Gas Company (PSE&G) to complete an engineering study in order to determine the feasibility of providing a secondary power service to the Landlord's Premises pursuant to Tenant's request, which work may not be complete by the Rent Commencement Date. Landlord and Tenant shall work together in an expeditious manner and in good faith, with PSE&G in the design and specification of the required electric service to the Landlord's Premises. Landlord shall install all underground conduits for the electric service, the cost of which shall be allocated against Tenant Allowance #3 as described in the Landlord Specifications.

               32.5 Landlord has not received any notices from DEP or any other governmental authority having jurisdiction over environmental matters with respect to Landlord's Premises, and to the best of Landlord's knowledge, there has not been any intentional or unintentional action or omission in connection with the Landlord's Premises resulting in a Release, which Release requires cleanup under applicable Environmental Laws. If a Release is a pre-existing condition, Landlord shall comply with its obligations under Section 10.4.

               32.6 Landlord shall obtain and shall maintain all permits, approvals and easements as are necessary to install, maintain, repair and replace the Private Communication Ductbank (as defined in Section 45.1 below) between the Demised Premises and the building located at 777 Central Boulevard, Carlstadt, New Jersey, and shall continue such maintenance and make such repairs and approvals as are necessary with reasonable expedition. Notwithstanding the provisions of Article 13.1 to the contrary, if Landlord defaults in its obligations under this Article 32.6 and Article 13, Tenant shall have the right to perform Landlord's obligations, or Tenant may, alternatively, resolve such dispute pursuant to the arbitration process described in Section 4.6 above.

               32.7 During the Term and, if applicable, any renewal Term, and on the express conditions precedent that (a) Tenant shall not allow an Event of Default that is not timely cured by the Tenant, nor (b) give notice of early termination to Landlord, nor (c) permanently cease its disaster recovery operations at the Demised Premises, Landlord shall not lease any space in the Building on Landlord's Premises nor sell Landlord's Premises or the Building to any of Tenant's competitors who are named on Schedule "F" annexed hereto and made a part hereof, and their successors which are competitors of Tenant's disaster recovery business, provided that and subject to the limitation that at no time shall the list of such competitors or their successors exceed a total of five (5) entities as to which Landlord is restricted.

          33. Notices:

               33.1 All notices and demands which are contemplated or permitted to be given by either party shall be in writing and shall be served upon the parties at the following addresses:

     If to Landlord:          760 Washington Avenue, L.L.C.
                              71 Hudson Street
                              Hackensack, N.J.  07601
                              Attn: Edward Russo, Managing Member
                              Fax No.: 201-487-6440

          With a copy to:     Richard G. Berger, Esq.
                              Schiffman, Berger, Abraham, Kaufman & Ritter, P.C.
                              Three University Plaza - Suite 410
                              P.O. Box 568
                              Hackensack, N.J.  07602-0568
                              Fax No.: 201-488-5059

     If to Tenant:            SunGard Recovery Services LP
                              1285 Drummers Lane
                              Wayne, PA 19087
                              Attention: Controller
                              Fax No.: 610-341-1525

          With a copy to:     SunGard Recovery Services LP
                              1285 Drummers Lane
                              Wayne, PA 19087
                              Attention: General Counsel
                              Fax No.: 610-341-8115

          Notices shall be served either by personal service, or by mailing, certified mail, return receipt requested, postage prepaid. Notices can also be sent by facsimile transmission so long as it is sent by one of the other methods. Personal service shall be effective upon actual delivery in person or via a local or nationally recognized overnight courier service (including, for example, Federal Express) to the addressee. Service by facsimile and mail shall be deemed effective two (2) business days after the item has been successfully transmitted by facsimile and a true copy has been deposited in the United States Mail, to be delivered by certified mail, return receipt requested, properly addressed as above, and postage prepaid. Service by personal service shall be deemed effective upon receipt.

          34. Parties Bound:

               34.1 The covenants, agreements, terms, provisions and conditions of this Lease shall bind and benefit the respective successors, assigns and legal representatives of the parties hereto with the same effect as if mentioned in each instance where a party hereto is named or referred to, except that no violation of the provisions of Article 17 hereof shall operate to vest any rights in any successor, assignee or legal representative of Tenant and that the provisions of this Article 34 shall not be construed as modifying the conditions of limitation contained in
Article 17 hereof, or Section 12.2 hereof.

          35. Abandoned Personal Property:

               35.1 Any personal property, which shall remain in the Demised Premises or any part thereof after the expiration or termination of the term of this Lease in violation of the provisions of Article 9 above shall be deemed to have been abandoned, and either may be retained by Landlord as its property or may be disposed of in such manner as Landlord may see fit seven (7) days after written notice to Tenant; provided, however, that the presence of such personal property without Landlord's consent shall be conclusively deemed an unconsented holding over by Tenant rendering Tenant liable under Paragraph 30.1, unless Tenant has timely exercised rights under Section 30.2 and such personal property is removed on or before the expiration of the holdover period under Section
30.2. If such personal property or any part thereof shall be sold by Landlord, Landlord may receive and retain the proceeds of such sale as Landlord's property without affecting Landlord's rights against Tenant or resulting in any credit to Tenant from damages otherwise recoverable by Landlord.

          36. Article Headings:

               36.1 The Article headings of this Lease are for convenience only and are not to be considered in construing the same.

          37. Governing Law:

               37.1 The laws of the State of New Jersey shall govern the validity, performance and enforcement of this Lease. The invalidity or unenforceability of any provision hereof shall not affect or impair any other provision.

          38. Letter of Acceptance:

               38.1 Upon the Tenant's accepting the Demised Premises and commencing construction of Initial Tenant Improvements, after Substantial Completion of the Landlord Improvements pursuant to the terms and conditions hereof, the Tenant covenants and agrees that it will furnish to the Landlord a written statement that it accepts the Demised Premises, subject to the terms and conditions of the Lease as herein contained (including Punch List Items and latent defects).

          39. Tenant's Right to Lease Unit B:

               39.1 From the date that this Lease is executed through October 31, 2002, Tenant shall have the exclusive right to lease Unit B, consisting of approximately

68,306 square feet of single-story floor area as shown on the attached Schedule "A" ("Unit B"). Tenant shall exercise this option by notice in writing to Landlord. If Tenant has not provided such notice to Landlord, then from and after November 1, 2002, Landlord shall be free to lease Unit B to any other party without notice to Tenant, subject to the provisions of Articles 39.2 and
39.3 below.

               39.2 Notwithstanding the foregoing in Article 39.1 above, if Landlord has not leased Unit B to a third party after November 1, 2002, Tenant shall have a continuing right to lease Unit B at any time prior to January 31, 2003, in which case the annual fixed rent for the entire Demised Premises (Unit A and Unit B) shall be as set forth on the attached Schedule "D". If Tenant leases Unit B after February 1, 2003, the alternate fixed rent structure outlined in Schedule "D" shall not apply, and Landlord and Tenant shall negotiate an alternative fixed rent acceptable to both Landlord and Tenant.

               39.3 If Tenant shall not have leased Unit B pursuant to the provisions of Articles 39.1 and 39.2 above, then Tenant shall have the exclusive right to lease Unit B for a period of eight (8) years commencing on October 1, 2007, and terminating on September 30, 2015, at the then escalated Fixed Rent for the Demised Premises as shown on the attached Schedule "C". To exercise such right, Tenant shall notify Landlord in writing prior to January 1, 2007, that Tenant has exercised its option to lease Unit B. If Tenant does not exercise its option to lease Unit B prior to January 1, 2007, Tenant shall have no further preferences to lease Unit B. Landlord acknowledges and agrees that Tenant's rights under this Article 39.3 shall be superior to the rights of any existing or new tenant(s) for Unit B.

          40. Options to Renew:

               40.1 Tenant shall have the right to renew its lease for the Demised Premises for two (2) five year periods by providing Landlord with twelve
(12) calendar months written notice prior to the expiration of the then current term. TIME FOR NOTICE OF EXERCISE OF TENANT'S OPTIONS IS HEREBY DECLARED TO BE OF THE ESSENCE.

                    (a) The initial year's Fixed Rent for the first year of the first renewal option period, if exercised, shall the Fixed Rent applicable to the preceding lease year.

                    (b) The initial year's Fixed Rent for the first year of the second renewal option period, if exercised, shall the Fixed Rent applicable to the preceding lease year plus three (3%) percent.

               40.2 Fixed Rent for each and every successive and consecutive year of a new term shall be increased, cumulatively, by an amount equal to three (3%) percent of the prior year's Fixed Rent in the same manner that Fixed Rent increases by three (3%) percent each year during the initial term as set forth on Schedule "C" and Schedule "D."

               40.3 Except as to the amount of Fixed Rent, all of the other terms, covenants, conditions and agreements set forth in this Lease shall apply to all renewal terms;

except that there shall only be two (2) options to renew as set forth in this
Article 40 of this Lease.

          41. Right of First Offer on Purchase of Landlord's Premises:

               41.1 Tenant shall have a Right of First Offer for the purchase of the Landlord's Premises. Landlord agrees to provide Tenant with written notice of the availability of the Landlord's Premises for sale and to offer the Landlord's Premises in its entirety to Tenant on such terms as Landlord finds acceptable in its sole discretion, prior to marketing the Landlord's Premises to other prospective buyers. Tenant shall have sixty (60) days from the date of Landlord's notice to respond in writing to the same. If Landlord has not received a written response by the end of said sixty (60) day period or if Tenant declines to accept Landlord's offer or if Tenant makes a counteroffer that Landlord rejects in writing as unacceptable in its sole and absolute discretion, Landlord shall thereafter be free to market and sell the Landlord's Premises without further notice to Tenant. If Landlord and Tenant agree on terms for the sale of the Premises, but are subsequently unable, in good faith, to consummate an agreement with respect thereto acceptable to both Landlord and Tenant, Landlord shall thereafter be free to market and sell the Landlord's Premises on such terms and conditions as Landlord shall determine, subject as aforesaid.

          42. Conditional Guaranty of Payment.

               42.1 As additional consideration for this Lease, SunGard Data Systems Inc. shall provide to Landlord contemporaneously with the execution of this Lease a conditional guaranty of payment in the form annexed hereto as Schedule "G".

          43. Mobile Data Center. Subject to Tenant's obligation to obtain a Certificate of Occupancy and any other required permits, Tenant shall have the right during a disaster recovery and/or a demonstration or testing event to park fifteen (15) of its mobile recovery Units (the "Units") in the parking area adjacent to the Building (the "Parking Lot"), which right is subject to the following conditions and requirements:

               43.1 The Units, when used, are to be located on the Parking Lot in the area designated on Schedule "A" attached hereto and made a part hereof. Said location may be moved to another location in the Parking Lot mutually approved by Landlord and Tenant: (i) if required by Landlord, provided Landlord has a sound business reason for requiring the change in location, in which event Landlord shall pay for the costs of the relocation, or (ii) if required by law, in which event Tenant shall pay for the costs of the relocation. The Landlord hereby agrees to use its best efforts to accommodate Tenant's temporary, increased parking needs during a disaster recovery situation, for a period not to exceed one hundred fifty (150) calendar days in any twelve (12) month period, by providing additional parking in the Parking Lot for the Building as well as in other parking lots adjacent to buildings owned by Landlord (or an affiliate or subsidiary thereof or of Russo Development, L.L.C.), between the Building and the other building occupied by Tenant at 777 Central Boulevard, Carlstadt, New Jersey.

               43.2 The Units may not be in the Parking Lot for more than five
(5) consecutive days per visit for test purposes, and for no more than two (2) separate visits per twelve (12) month period for test purposes. The foregoing time limitations shall not be applicable to disaster events necessitating the use of the Units.

               43.3 Tenant shall give Landlord at least five (5) days prior written notice of the dates it intends to locate the Units in the Parking Lot for test purposes. In disaster recovery situations, Tenant will use its best efforts to provide Landlord with as much prior notice as is reasonably possible.

               43.4 Tenant shall have the right, at any time during the term of this Lease, and at Tenant's sole cost and expense, to install a "hitching post" (substantially similar in configuration to that set forth on the diagram attached hereto and made a part hereof as Schedule "I" to connect the Units to the Demised Premises, at the location set forth on Schedule "A" attached hereto, subject to Tenant's receipt of any necessary governmental approvals with respect to such site. Tenant may request that the hitching post and any underground conduit to connect such post to the Demised Premises (or portions thereof), be installed as part of the Landlord Improvements, which Landlord is willing to do at Tenant's sole cost and expense.

          44. Rooftop Rights.

               44.1 Landlord hereby grants to Tenant the right to install, use, operate, maintain, repair and remove, at Tenant's sole cost and expense, one (1) antenna and one (1) satellite dish (collectively, the "Antenna Equipment") on the roof of the Building in the location or locations (the "Roof Demised Premises") to be mutually agreed upon by Landlord and Tenant. The term "Antenna Equipment" includes any related equipment, cabling, wiring or other device or thing used in or about the Building in connection with the aforedescribed antenna and related equipment. All Antenna Equipment and the manner of the installation thereof shall be subject to Landlord's prior written approval, not to be unreasonably withheld, delayed or conditioned.

                    All work, installation, maintenance and operation permitted by Landlord pursuant to this Amendment must conform to all laws, regulations and requirements of federal, state and county governments, and any other public or quasi-public authority having jurisdiction over the Roof Demised Premises. Tenant shall obtain all necessary licenses from the Federal Communications Commission ("FCC") and all installation, maintenance and operation shall be conducted in conformance with FCC rules and/or operating authority.

                    No Antenna Equipment may exceed three (3) feet in diameter or six (6) feet in height.

               44.2 Tenant, at Tenant's sole cost and expense, shall install, maintain and repair the Antenna Equipment. Tenant shall, not later than at the expiration of the Term of the Lease, remove the Antenna Equipment from the roof of the Building and restore same to substantially the same condition as on the date hereof, ordinary wear and tear excepted.

               44.3 Tenant, at its sole cost and expense, shall procure and maintain in effect, all government approvals, including, but not limited to, any licenses or permits necessary for the installation, use, operation, maintenance, repair and/or removal of the Antenna Equipment.

               44.4 Tenant will, at Tenant's expense, provide the necessary power installation for the operation of the Antenna Equipment. Tenant shall not install or operate any Antenna Equipment or other machinery that operates with voltage in excess of the Building capacity unless Tenant, at its sole cost and expense, installs such equipment as necessary to increase the Building capacity and obtains the prior written consent of Landlord, which consent may be withheld in Landlord's sole and absolute discretion.

               44.5 Subject to emergencies and periods of preventative maintenance, Landlord agrees that throughout the Term of this Lease, Tenant, or any of the designated representatives of Tenant, shall have 24-hour access to the roof of the Building for the purpose of installing, using, operating, maintaining and repairing the Antenna Equipment. Subject to the provisions of
Section 11.9 above, Tenant shall indemnify, defend and hold harmless Landlord from and against any and all costs, expenses, claims, losses or damages resulting from and damage to property or injury to person resulting from any such access.

               44.6 Tenant acknowledges and agrees that any changes to and/or installations upon the roof are to be performed by a contractor approved by the entity providing the roof warranty so as not to void the warranty. For purposes hereof, J. Murphy Roofing and Sheet Metal, Inc. and Cannella Roofing, Inc. are contractors that satisfy the foregoing condition for a period of twelve (12) months from the date hereof. Prior to commencement of the work on the roof, Landlord shall inspect the roof to determine whether there is any existing damage which requires repair; and after completion of Tenant's work on the roof, Landlord shall have a similar inspection conducted. If there is any damage to the roof during the foregoing period, Tenant shall be responsible, at its sole costs and expense for repairing any and all such damage, unless such damage was caused by the act or omission of Landlord, its employees, agents, contractors or invitees.

          45. Redundant Conduit Line.

               45.1 As part of the Landlord Work, but at Tenant's sole cost and expense, Landlord shall install two (2) independent and redundant conduit ductbanks between the Demised Premises and the building located at 777 Central Boulevard, Carlstadt, New Jersey. Each independent ductbank will consist of four
(4) four inch (4") diameter conduits (the "Private Communication Ductbank"). The Landlord will provide all design and engineering including construction inspections and certifications; permitting; mark-out of all existing utilities; and construction, including management, supervision, labor, materials, tools, supplies and construction equipment, excavations of all classes, including rock excavation and dewatering; protective barriers and traffic control, bracing and support of all existing utilities, as needed, public road crossings with concrete protection; all necessary for the complete development of the work. The completed Private Communication Ductbank will be for the exclusive use of the Tenant. All telecommunication cabling will be provided by the Tenant. The parties acknowledge and agree that Substantial Completion of this work will not occur until April 1, 2003, and that Tenant's rights under Section 9.5 above shall not apply to the foregoing work under any circumstances, but in lieu of those provisions, if Substantial Completion of this work is not installed on or before April 1, 2003, then and in that event the Tenant shall have as its sole and exclusive remedy a one-time, fixed credit of One Hundred Thousand ($100,000.00) Dollars against the next succeeding installments of Fixed Rent for such delay; provided, however, that Landlord shall continue to diligently purse the completion of installation of the Private Communication Ductbank, if and to the extent that completion is reasonably practicable.

          46. Supplemental HVAC

               46.1 Tenant shall have the right to install up to one thousand two hundred (1,200) nominal cooling tons of supplemental air cooled HVAC for exclusive use by Tenant on the roof of the Building to the extent that the roof can support the weight of such tonnage, as reasonably determined by Landlord. In the event such HVAC equipment cannot be accommodated on the roof, then Tenant shall have the right to install said HVAC equipment in or on another location (e.g., landscaped area outside the Building) reasonably acceptable to Landlord and Tenant. Tenant shall also have the right to install in the Demised Premises supplemental HVAC systems at locations determined by Tenant.

               46.2 Tenant shall be responsible for obtaining all permits and approvals as are necessary for the installation, use and operation of the HVAC equipment.

               46.3 Tenant shall obtain Landlord's prior approval of all plans and specifications for the HVAC equipment, which shall include the proposed location of the HVAC equipment, which approval shall not be unreasonably withheld, delayed or conditioned.

               46.4 No discharge condenser air will be allowed to be ejected into the Building or Building plenum. Tenant shall pay all costs incurred in connection with the installation, use, operation, maintenance and, if applicable, removal of said HVAC units. Tenant shall, at its expense, maintain all said HVAC units in good condition.

               46.5 The Landlord shall install a minimum of 850,000 btu's of unit heater in Unit B and shall operate such heater until Unit B is occupied to provide minimum heat for freeze protection and the overloading of utility charges on Tenant.

               46.6 Tenant acknowledges and agrees that any such installations upon the roof are to be performed by a contractor approved by the entity providing the roof warranty so as not to void the warranty. For purposes hereof,
J. Murphy Roofing and Sheet Metal, Inc. and Cannella Roofing, Inc. are contractors that satisfy the foregoing condition for a period of twelve (12) months from the date hereof. Prior to commencement of the work on the roof, Landlord shall inspect the roof to determine whether there is any existing damage which requires repair; and after completion of Tenant's work on the roof, Landlord shall have a similar inspection conducted. If there is any damage to the roof during the foregoing period, Tenant shall be responsible, at its sole costs and expense for repairing any and all such damage.

          47. Venting.

               47.1 Tenant shall have the right to vent through the roof of the Building as required for the installation by Tenant of any special equipment in connection with its use of the Demised Premises, including but not limited to, supplemental HVAC units, kitchen exhaust, etc. The location and type of venting shall be subject to Landlord's prior written approval, which approval shall not be unreasonably withheld. Tenant shall, at its expense, maintain all said venting and the area of the roof effected by such venting in good condition. Notwithstanding the foregoing, Tenant's rights granted pursuant to this Paragraph are subject to the terms and conditions of Landlord's roof warranties and contracts, and Tenant, at its cost, shall comply with the terms and conditions of said warranties and contracts, including, without limitation, any requirement that certain roofers or roofing companies perform such roof work.

               47.2 Tenant acknowledges and agrees that any such installations upon the roof are to be performed by a contractor approved by the entity providing the roof warranty so as not to void the warranty. For purposes hereof,
J. Murphy Roofing and Sheet Metal, Inc. and Cannella Roofing, Inc. are contractors that satisfy the foregoing condition for a period of twelve (12) months from the date hereof. Prior to commencement of the work on the roof, Landlord shall inspect the roof to determine whether there is any existing damage which requires repair; and after completion of Tenant's work on the roof, Landlord shall have a similar inspection conducted. If there is any damage to the roof during the foregoing period, Tenant shall be responsible, at its sole costs and expense for repairing any and all such damage.

          48. Grounding of Equipment.

               48.1 Tenant shall have the right to ground its equipment to the base steel in the Building at location(s) mutually agreed upon by Landlord and Tenant.

          49. Backup Electrical Generators.

               49.1 Tenant is hereby granted the right to install, at Tenant's sole cost and expense, up to six (6) above-ground backup electrical generators for Tenant's use solely in the Demised Premises. Tenant shall also be permitted to install such above-ground storage tanks as are necessary or appropriate to operate the Backup Electrical Generators in the event of a power outage or other emergency. (Such items are hereinafter referred to as the "Generator System".) Tenant shall be responsible for obtaining all permits and approvals as are necessary for the installation of the Generator System.

               49.2 After the installation of the Generator System, Tenant, at its sole cost and expense, shall be responsible for: (a) maintaining such permits and approvals as are necessary for the maintenance and operation of the Generator System; (b) complying with all applicable statutes, laws and/or ordinances, as are necessary to permit and continue the use, maintenance and operation of the Generator System; (c) repairing any damage or deterioration to the Landlord's Premises or the Building caused in whole or in part by the existence, installation, removal, operation or maintenance of the Generator System; and (d) all expenses imposed by any statute, law or ordinance of any governmental, quasi-governmental or regulatory authority relating to the use and operation of the Generator System.

               49.3 Tenant may use the Generator System during: (a) testing and regular maintenance, and (b) any period of electrical power outage in the Demised Premises.

          50. Due Execution.

               50.1 The individual signing this Lease on behalf of the Tenant does hereby represent and warrant to Landlord that he/she has the full right, power, capacity and authority to execute and deliver this Lease as a binding and valid obligation of the Tenant hereunder. The individual signing this Lease on behalf of the Landlord does hereby represent and warrant to Tenant that he/she has the full right, power, capacity and authority to execute and deliver this Lease as a binding and valid obligation of the Landlord hereunder.

          51. Payment of Tenant's Legal Costs Under Special Circumstances.

               51.1 If Tenant files an action (i) to compel Landlord's consent to Structural Alterations under - Section 9.2, or (ii) to recover reimbursement for emergency repairs to avoid a Shut-Down Condition under Section 13.1, or
(iii) to compel Landlord's consent to a sublease or assignment under Section 17.1, and if the Tenant is the prevailing party in any such action, and if the Court determines that Landlord's bad faith necessitated the filing of such an action, then in addition to other relief awarded to Tenant, Tenant shall be entitled to an award of reasonable counsel fees and litigation expenses in the discretion of the Court.

     IN WITNESS WHEREOF, Landlord and Tenant have executed or caused to be executed, these presents, as of the date first hereinabove set forth.

Signed, Sealed and Delivered           760 WASHINGTON AVENUE, L.L.C.
in the Presence of:                    (Landlord)


/s/ Lauren Russo                       By: /s/ Edward Russo
-------------------------------            -------------------------------------
                                               Edward Russo, Managing Member


                                       SUNGARD RECOVERY SERVICES LP
                                       (Tenant)


/s/ Scott T. Crouch                    By: /s/ Edward C. McKeever
-------------------------------            -------------------------------------
                                               Edward C. McKeever,
                                               Vice President and Controller

                                  Schedule "A"

                                   Lease Plan

                                  Schedule "B"

                             Landlord Specifications

Landlord shall construct a building of approximately 172,477 square feet, approximately 104,171 square feet of which (consisting of approximately 86,297 square feet of ground floor area and approximately 17,874 square feet of second floor area) will be leased by Tenant. The Landlord Improvements shall include all building shell and core items as described in these specifications.

GENERAL REQUIREMENTS:

Permitting:

Landlord shall obtain all required permits for the development of the Landlord Improvements.

Quality Control:

Landlord shall provide all labor, materials, construction equipment, and other services necessary for the construction of the Landlord Improvements. All materials shall be new and of good quality from a reputable manufacturer established in the production of the material. Landlord shall contract with an independent consultant to provide quality control testing services when required by Code.

SITE WORK:

The Landlord shall perform all site work as indicated on the construction drawings, including but not limited to, excavation and removal of all organic soil, rough and finish grading, and placement of control fill to raise the building finished floor elevation to approximately seventeen feet (17.00') national geodetic vertical datum (NGVD). All control fill beneath the building foundation shall be clean, hard and durable containing no clay lumps, vegetation, or organic matter. All fill shall be placed under the direction of a New Jersey Professional Engineer to provide ninety-five percent (95%) minimum compaction.

PAVING AND CURBS:

All parking and loading areas shall be supported by a controlled fill sub-base. Landlord shall provide light duty pavement (4" of dense graded aggregate (DGA) subbase with 2" of 3/4" stabilized base hot bituminous concrete, mix I-2 base course and 2" of fine aggregate (FABC) hot bituminous concrete, mix I-5 top course) for all parking areas and heavy duty pavement (4" of DGA subbase with 4" of 3/4" stabilized base hot bituminous concrete, mix I-2 base course and 2" of FABC hot bituminous concrete, mix I-5 top course) for all loading areas as per the construction drawings.

The DGA subbase shall be rolled to achieve the maximum amount of compaction. All pavement shall be compacted thoroughly with a vibratory roller and/or three-wheel, 10 ton roller.

Landlord shall provide all concrete site curb (6"x9"x20") as indicated on the construction drawings. All concrete shall be Class B, 4,000 pounds per square inch (PSI), New Jersey Department of Transportation approved.

Upon Tenant's request in writing to Landlord, Landlord shall install, at Landlord's sole cost and expense, a sidewalk between Landlord's Premises and the premises leased to Tenant at 777 Central Boulevard, Carlstadt, New Jersey. If, as and when the sidewalk is installed, Landlord shall maintain, repair and replace the sidewalk as reasonably necessary during the term of this Lease, the cost of which may be included as part of Additional Rent for the Landlord's Premises as well as all of the other buildings in the business park owned or controlled by Tenant or one of its subsidiaries, affiliates or parents, that are served by such sidewalk.

LANDSCAPING

Landlord shall provide finish landscaping of a design and quality comparable to SunGard's existing facility at 777 Central Boulevard, Carlstadt, New Jersey. This work shall include sodded lawn areas, a variety of deciduous, evergreen, and specimen trees, a variety of annual and perennial flower beds, and a timed irrigation system as indicated on the construction drawings.

CONCRETE WORK:

All concrete work shall be done in accordance with the building code requirements of the American Concrete Institute (ACI) Code 318 Latest Edition and the Building Owners and Contractors Association (BOCA) Building Code Latest Edition (1996). All concrete shall have an ultimate compressive strength of not less than 3,000 PSI after twenty-eight (28) days and shall be uniform in strength to a tolerance of 5%.

Footings:

All footings shall be poured concrete footings sized as indicated on the construction drawings. The top of all interior footings shall be 8" below finished floor, except as indicated on the construction drawings. The bottom of all exterior footings shall be placed at a minimum of 3'-0" below finished grade. The thickness of reinforcing steel shall conform to the American Society of Testing Materials (ASTM) A615-1970 for deformed billet-steel bars.

Foundation Walls:

All foundation walls shall be poured concrete with reinforcing steel as shown on the construction drawings.

Insulation around the interior perimeter of the foundation walls shall be provided in accordance with the requirements of the BOCA Building Code for allowable "U" factors and overall thermal performance. This insulation shall consist of 2" expanded polystyrene (EPS) rigid insulation board installed continuously around the perimeter of the building. The foundation wall insulation shall extend approximately two (2) feet below the finished floor elevation.

Concrete Slab:

The concrete slab shall be reinforced with steel reinforcing fibers manufactured by the Bekaert Corporation or an equivalent manufacturer at a dosage of at least twenty (20) pounds per cubic yard. The concrete slab shall achieve a minimum flatness (FF) rating of 35 and a minimum levelness (FL) rating of 25. The concrete floor shall be sealed with one coat of Sealhard concrete floor hardener and sealer after the concrete floor has cured for at least eight (8) days.

EXTERIOR WALLS:

The north and west wall elevations of the building shall consist of a 12" pre-cast concrete wall panel system with 2.5" of rigid, polystyrene insulation (the wall system shall achieve an approximate "R" value of 12.0.) The east and south wall elevations of the building shall be constructed with 12" concrete masonry units and a 12" x 4" x 4" utility brick veneer as manufactured by Endicott Clay Products with type S, premixed Flamingo mortar. All exterior wall panel surfaces shall be coated with a stain manufactured by Chemprobe Coating Systems. All exterior brick surfaces shall be coated with a clear, water repellant such as Prime-A-Pel Plus or an equivalent substitute. All exterior expansion joints in the exterior wall system shall be caulked and tooled utilizing a two-part polyurethane caulk. The exterior walls shall extend above the roof surface creating a parapet in order to direct all roof drainage to interior roof leaders.

STRUCTURAL STEEL:

Landlord shall design, fabricate and erect all structural steel in accordance with each of the following:

     STRUCTURAL STEEL      American Institute of Steel Construction (AISC),
                           Latest Edition, for ASTM A-36 steel.

     STEEL JOISTS          Steel Joist Institute (SJI), Latest Edition, for
                           K-series open web steel joists.

     STEEL DECK            Steel Deck Institute (SDI), Latest Edition, for
                           type B wide rib 1.5" steel deck for roof framing and 1.5" B-lock for floor framing.

All columns shall be tubular, fire-rated steel as manufactured by Fire Trol or an equivalent manufacturer. The roof frame shall be constructed with wide span joists. All roof girders shall be rolled steel with "I" beam sections. The approximate column spacing for the building shall be 58'6" x 72'0" measured from column centerline to column centerline. The clear ceiling height measured from the top of the first floor slab to the lowest point of any structural steel member supporting the roof frame shall be a minimum of 36'0". The clear ceiling height for the area below the second floor mezzanine shall be approximately 20'0" and the clear ceiling height from the second floor slab to the roof frame shall be approximately 14'0".

ROOF CONSTRUCTION:

The Landlord shall install the roof deck, roof insulation and the roof membrane. The roof system shall comply with Class I-90 requirements of Factory Mutual I-28 Latest Edition or satisfy all applicable codes at the time of construction. The roof assembly will consist of 22 gauge steel deck, mechanically fastened 2.5" polyisocyanuarate rigid insulation, and a fully adhered single-ply .060 mil EPDM roof as manufactured by Carlisle, Firestone, or an equivalent manufacturer.

The roof surface shall be constructed with positive drainage in four directions to minimize ponding of water on the roof and to direct all stormwater runoff to interior roof leaders that will direct runoff via underground pipes beneath the slab to the site outfall locations. No roof drains shall be visible from the exterior of the building to preserve the aesthetic value of the Landlord's Premises.

The roof membrane and insulation shall have a warranty from the roof manufacturer for a period of no less than ten (10) years. Roof insulation shall be rigid board insulation with a minimum R-value of 12. Roof insulation shall be mechanically fastened to the roof deck throughout the entire roof area.

The top of the exterior parapet walls shall be covering with a metal gravel stop or full aluminum coping as selected by the Landlord. Overflow roof drains shall be provided for each interior roof leader to eliminate the need for scuppers through the exterior walls of the building.

Tenant shall contract directly with Landlord's roofing contractor for the preparation and repair of all roof penetrations (i.e. pitch pockets, vent pipes, exhaust fans, etc.) needed during the construction of the Tenant Improvements so that the manufacturer's warranty for the roof system is maintained.

OFFICE FINISHES WITHIN DEMISED PREMISES

Partitions:

All interior partitions shall be installed by the Tenant.

Floor Covering:

All floor covering shall be installed by the Tenant.

Acoustical Ceiling Tile (ACT)

All ACT shall be installed by the Tenant.

Doors:

All interior doors shall be installed by the Tenant.

Bathroom Finishes:

All bathroom finishes shall be installed by the Tenant.

HEATING, VENTILATING, AND AIR CONDITIONING (HVAC):

All HVAC equipment for the Demised Premises shall be installed by Tenant. Landlord's structural engineer shall evaluate the proposed location of any rooftop mechanical equipment that is directly supported via steel curbs on the roof frame. In the event that Landlord's structural engineer determines, in its sole and absolute discretion, that the existing roof frame cannot directly support the proposed rooftop mechanical equipment, the equipment shall instead be supported by steel dunnage installed by Landlord (see Tenant Allowances below).

DOORS AND DOOR FRAMES:

Loading Doors:

All loading doors shall be vertical lift, overhead steel doors as manufactured by Raynor or an equivalent manufacturer. The loading doors shall have a width of 9'0" and a height of 10'0". Loading doors shall be steel insulated sectional doors or an equivalent substitute with 3" vertical tracks and rollers, insulated sections with backboards, slide locks, torsion springs, weather-stripping and other miscellaneous hardware. Door panels shall be formed from 20-gauge steel and insulated to a minimum R-value of 17.48.

Landlord shall provide six (6) interior loading doors as shown on the construction drawings. All loading doors shall be serviced by mechanical dock levelers with a 35,000 pound live load capacity as manufactured be Rite Hite (Model ML 886 Mechanical Dock Levelers). The levelers shall be 6' wide by 8' long and shall be equipped with the following features:

          .    Chain operated spring counterbalance
          .    Structural stops
          .    Working range of 12" above dock to 12" below dock
          .    Walk down yieldable lip
          .    Night locks
          .    Full range toe guards
          .    Self-cleaning lip hinge
          .    Integral maintenance strut
          .    Full one (1) year warranty on parts and labor

Rubber dock bumpers or an appropriate alternate shall be installed on the exterior walls of the building at each side of the loading doors.

Landlord shall install three (3) 14'x22' motor operated rolling steel doors as manufactured by Wayne Dalton Corp. between the interior loading area and the exterior of the building. All weather-stripping, vertical tracks, rollers, and associated hardware shall be included.

Entrance Doors

All aluminum and glass entrance doors shall be Kawneer 350 Series medium stile doors with tempered glass as required by Code. All aluminum framing shall be black, anodized aluminum. All framing shall incorporate a thermal break for maximum thermal performance. All door hardware including handles, concealed overhead automatic closers, panic crash bars, saddles, weather-stripping, and floor sweeps shall be included.

Egress Doors:

All egress doors shall be painted, hollow metal doors with panic crash bars and other hardware as required by Code. All egress door platforms shall be masonry with poured concrete treads for maximum aesthetic appeal and durability. All exterior egress doors and doors through masonry walls shall be 1.75" thick hollow metal doors constructed of 16 gauge steel with integral stops. Fire rated doors shall be installed as required by Code and indicated on the construction drawings. All exterior doors and door frames shall be painted to match the outside of the exterior wall surface.

All egress doors shall exit directly onto the outside grade or onto a stair platform as warranted by site conditions. All egress stairs shall be equipped with painted, tubular steel guard rails.

WINDOWS AND GLAZING:

Glass

All glass shall be annealed and polished with a reflective, low-E coating on the exterior surface of the interior lite. Tempered glass shall be provided where required by Code. All Windows shall have 1" thermal insulated glass (.25" exterior lite, .50" air space, and .25" interior lite) for maximum thermal performance. All windows shall have a maximum U factor of 0.50. All windows shall be non-operable. All glass shall be manufactured by Viracon Industries. Spandrel glass shall be substituted for vision glass in appropriate areas.

The exterior of all windows shall be caulked with a .50" backer rod and a two part polyurethane caulk. The caulking shall be applied between the outside surface of the exterior wall system and the outside surface of the window system.

Window Framing:

All window framing shall be 1.25" extruded, black, anodized aluminum sections as manufactured by Kawneer or an equivalent manufacturer. The window framing system shall be Kawneer Tri-Fab VG 451T Weatherseal or an equivalent system. All types shall conform to the requirements of AAMA Master Specification. All tubular aluminum window framing shall be 2" x 4.5" for windows and 2" x 7.5" for exterior curtain wall systems (with reinforcing).

Curtain Wall Framing:

All curtain wall framing shall be Kawneer 1600 Wall System or an equivalent system with structural silicone glazed vertical joints and aluminum capped horizontal joints.

ELECTRICAL FOR THE DEMISED PREMISES:

Power Service:

Tenant's electrical engineer, Ratech Engineering, has provided Landlord with an electrical load letter dated April 10, 2002 outlining Tenant's estimated demand load for the Demised Premises. Landlord has forwarded this load letter to Public Service Electric and Gas Company (PSE&G) for its review. Landlord shall coordinate the installation of the permanent primary power service to the Building (including separate service to the Demised Premises and Unit B) in accordance with Tenant's requirement for the Demised Premises. The Tenant shall permit Landlord to use up to 600 amps of 277/480 Volt Power from Tenant's redundant transformer provided by P.S.E.&G. to service Unit B. Unit B will contain a separate, direct meter to measure usage and for direct billing purposes. All construction costs needed to extend electric service from the public system (i.e., from the PSE&G transformers located on site) to the utility room in the Demised Premises shall be allocated to the tenant allowance for this work (see Tenant Allowances below). All switchgear, transformers, and other electrical equipment required for the power service to the Demised Premises shall be installed by Tenant.

There is currently a 200 amp, 120v/240v single-phase temporary electrical service installed at the site for construction purposes.

Electrical Finishes:

All electrical finishes shall be installed by Tenant, except exterior site lighting.

Safety Lighting

All safety lighting shall be installed by Tenant.

Lightning Protection:

Tenant will provide lightning protection of the entire building, including Unit
B.

Site Lighting

Exterior lighting adequate to illuminate the building, walkways, parking areas and loading docks shall be installed by the Landlord. Site lighting fixtures shall be mounted on the building where practicable. All lighting fixtures shall be 400 watt metal halide, Mongoose fixtures as manufactured by Holophane lighting or and equivalent manufacturer. Illumination levels shall be at least 1 foot-candle for all parking areas (measured three (3) feet above the ground surface), 2-3 foot-candles for the entrance driveway, and 5 foot-candles for the building entrance.

TELECOMMUNICATIONS:

All underground telecommunications conduit and ductbank shall be installed by the Landlord in accordance with Tenant's specifications (see Tenant Allowances below). All tele-communications wiring and equipment shall be the responsibility of Tenant. [In particular, see Section 45.2 of the Lease.]

PLUMBING AND GAS SPECIFICATIONS:

Tenant shall provide Landlord with sufficient information regarding its water usage and sanitary discharge projections for its proposed use. Landlord will file the appropriate applications for water service with United Water of New Jersey, gas service with Public Service Electric and Gas Company, and sanitary sewer connections with the Carlstadt Sewer Authority. The gas service shall be installed to the exterior of the foundation wall adjacent to the building utility room. The domestic water service will be sized to meet the Tenant's needs and be stubbed above the floor in the utility room, relocated in the center core area of the Tenant's master plan. All underground gas and plumbing improvements inside the building foundation walls shall be installed by Landlord in accordance with the Tenant Allowances. All aboveground gas and plumbing improvements inside the building foundations walls, exclusive of interior roof drains, shall be installed by Tenant.

FIRE PROTECTION:

10" fire line shall be installed from the water main in Washington Avenue and stubbed above the floor in the building utility room. The fire protection system for the Demised Premises shall be installed by Tenant. The fire protection system for Unit B will be installed by Landlord and will be separately zoned from Tenant's system. The fire protection system for Unit B will be fed from one or more risers off of the main fire sprinkler service in the "Utility and Mechanical Room" located in Unit A.

Fire Proofing:

Landlord shall provide all required fireproofing for the structural steel members as required by the BOCA Building Code and any other applicable codes. All fireproofing material shall be manufactured by Isolatek or an equivalent manufacturer. All fireproofing material shall be applied by an installer certified by the manufacturer.

BARRIER-FREE DESIGN:

The building shall be constructed in accordance with all Federal and New Jersey regulations, including but not limited to the Americans with Disabilities Act, for providing access and facilities for the physically handicapped. These regulations shall be observed to the extent applicable for site improvements and general access into the building. The Tenant shall be responsible for providing barrier free access throughout the Demised Premises as part of the Tenant Improvements.

ELEVATORS AND CIRCULATION:

Two (2) stairways for circulation to the second floor of the building and one
(1) stairway for circulation to the second floor and roof area shall be provided. One (1) 3500 lbs. capacity, hydraulic passenger elevator as manufactured by the Otis Corporation shall be installed in the main entrance lobby. All permanent power, telecommunications, lighting and fire sprinkler improvements needed to obtain a certificate of approval for the elevator installation shall be constructed by the Tenant as part of its interior improvements.

TENANT ALLOWANCES:

The Tenant shall have an allowance for the completion of the following Landlord Improvements that the Landlord anticipates the Tenant will require for its proposed use of the Premises:

a. Allowance #1: Underground work for the sanitary sewer system. This allowance will be applied to all excavation, plumbing and backfill work for all sanitary lines within the building as designed by Tenant: $60,000

b. Allowance #1A: Tenant shall have an additional allowance for the underground sanitary sewer improvements as a result of Landlord's substitution of PVC pipe for cast-iron pipe during the construction of the roof leaders for the interior roof drains: $25,000

c. Allowance #2: Underground work for the electrical grounding system as designed by Tenant $24,000

d. Allowance #3: Underground work for electrical and/or telecommunications services (manholes, handholes, ductbank, etc.) to a location in the building as designed by Tenant: $155,000

e. Allowance #4: Six (6) 10'x20'x8" concrete pads to support backup power generators installed by Tenant: $21,000

f. Allowance #5: Roof pavers to service the rooftop mechanical equipment:
$12,000

g. Allowance #6: Four (4) 58' x 72' roof dunnage platforms to support rooftop mechanical equipment ($65,000 per platform): $260,000

h. Allowance #7: Main entrance lobby finishes including granite floor covering, interior brick veneer, main stairway and decorative handrails for the stairway and second floor balcony: $113,000

In the event that Tenant exercises its option to lease Unit B prior to February 1, 2003, the following additional allowance amounts (the "Additional Tenant Allowances") shall be given to Tenant:

a.   Allowance #1:      $40,000
b.   Allowance #1(A):   $-0- (no additional allowance)
c.   Allowance #2:      $16,000
d.   Allowance #3:      $80,000
e.   Allowance #4:      $14,000
f.   Allowance #5:      $8,000
g.   Allowance #6:      $130,000
h.   Allowance #7:      $0- (no additional allowance)

     Landlord's construction costs (collectively, the "Landlord Costs") for Tenant Allowances #1, #1A, #2, #3, and #4, including the similarly numbered Additional Tenant Allowances, shall be the construction costs estimated by the Landlord with a ten percent (10%) markup for profit and a ten percent (10%) markup for overhead when the Landlord is acting as both General Contractor and Subcontractor. The Landlord Costs for Tenant Allowances #5, #6 and #7, including the similarly numbered Additional Tenant Allowances, shall be the construction costs estimated by the Landlord with a five percent (5%) markup for profit and a five percent (5%) markup for overhead when Landlord is acting as the General Contractor only. All permit fees paid by Landlord for the Tenant Allowances shall be added to the Landlord Costs without markup for profit or overhead. All design work completed by Landlord's consultants for the Tenant Allowances shall be added to the Landlord Costs without markup for profit or overhead. All costs for minor design work completed by Landlord's in-house architectural staff will be completed at no cost to Tenant and will not be added to the Landlord Costs.

     Landlord shall provide Tenant with a detailed breakdown of the Landlord Costs prior to the commencement of work for each Tenant Allowance. To the extent that the aggregate of the Tenant Allowances (including the Additional Tenant Allowances) exceed the aggregate of the Landlord Costs, such shall be refunded by the Landlord to the Tenant on the Rent Commencement Date (or set-off against Tenant's Fixed Rent obligations under the Lease). Conversely, to the extent that the aggregate of the Landlord Costs exceed the aggregate of the Tenant Allowances (including the Additional Tenant Allowances), then such shall be paid by the Tenant to the Landlord as Additional Rent on the later of the Rent Commencement Date or thirty (30) days after Tenant's receipt of an invoice therefore from Landlord.

ADDITIONAL LANDLORD IMPROVEMENTS PAID FOR BY TENANT:

Landlord shall install twenty-three (23) 20'4" x 9'0" windows, two (2) aluminum and glass egress mandoors and one (1) 5'1" x 9'0" window along the south wall of the building (the "Additional Windows"), including any required steel lintels, at a total cost of $148,000 to be paid by Tenant in full on the Rent Commencement Date.

EXCLUSIONS:

The Landlord Improvements do not include the following exclusions:
     .    All interior improvements other than the building shell and core;
     .    Office furniture;
     .    Surveillance camera security system; and
     .    All work not specifically mentioned herein.

                                  Schedule "C"

                           Fixed Rent for Unit A Only

Demised Premises                                      104,171square feet

                                               Annual     Total Annual      Monthly
Period                                        Rent PSF        Rent           Rent
-------------------------------------------------------------------------------------
February 1, 2003 through September 30, 2003    $17.09    $ 1,186,854.93   $148,356.87
October 1, 2003 through September 30, 2004     $17.60    $ 1,833,409.60   $152,784.13
October 1, 2004 through September 30, 2005     $18.13    $ 1,888,620.23   $157,385.02
October 1, 2005 through September 30, 2006     $18.67    $ 1,944,872.57   $162,072.71
October 1, 2006 through September 30, 2007     $19.23    $ 2,003,208.33   $166,934.03
October 1, 2007 through September 30, 2008     $19.81    $ 2,063,627.51   $171,968.96
October 1, 2008 through September 30, 2009     $20.41    $ 2,126,130.11   $177,177.51
October 1, 2009 through September 30, 2010     $21.02    $ 2,189,674.42   $182,472.87
October 1, 2010 through September 30, 2011     $21.65    $ 2,255,302.15   $187,941.85
October 1, 2011 through September 30, 2012     $22.30    $ 2,323,013.30   $193,584.44
October 1, 2012 through September 30, 2013     $22.97    $ 2,392,807.87   $199,400.66
October 1, 2013 through September 30, 2014     $23.66    $ 2,464,685.86   $205,390.49
October 1, 2014 through September 30, 2015     $24.37    $ 2,538,647.27   $211,553.94
-------------------------------------------------------------------------------------

Total Fixed Rent                                         $27,210,854.15

                                  Schedule "D"

                    Fixed Rent for Entire Landlord's Premises

Demised Premises                                      172,477 square feet

                                               Annual        Total          Monthly
Period                                        Rent PSF        Rent           Rent
-------------------------------------------------------------------------------------
February 1, 2003 through September 30, 2003    $15.22    $ 1,750,066.63   $218,758.33
October 1, 2003 through September 30, 2004     $15.68    $ 2,704,439.36   $225,369.95
October 1, 2004 through September 30, 2005     $16.15    $ 2,785,503.55   $232,125.30
October 1, 2005 through September 30, 2006     $16.63    $ 2,868,292.51   $239,024.38
October 1, 2006 through September 30, 2007     $17.13    $ 2,954,531.01   $246,210.92
October 1, 2007 through September 30, 2008     $17.64    $ 3,042,494.28   $253,541.19
October 1, 2008 through September 30, 2009     $18.17    $ 3,133,907.09   $261,158.92
October 1, 2009 through September 30, 2010     $18.72    $ 3,228,769.44   $269,064.12
October 1, 2010 through September 30, 2011     $19.28    $ 3,325,356.56   $277,113.05
October 1, 2011 through September 30, 2012     $19.86    $ 3,425,393.22   $285,449.44
October 1, 2012 through September 30, 2013     $20.45    $ 3,527,154.65   $293,929.55
October 1, 2013 through September 30, 2014     $21.07    $ 3,634,090.39   $302,840.87
October 1, 2014 through September 30, 2015     $21.70    $ 3,742,750.90   $311,895.91

-------------------------------------------------------------------------------------

Total Fixed Rent                                         $40,122,749.59

                                  Schedule "E"

                          Routine Landlord Maintenance

1. Exterior Walls:

Landlord's maintenance to the exterior precast walls shall include the application of a stain coating approximately one (1) time every five (5) years. In addition, the exterior brick surfaces shall be coated with a waterproofing material such as Prime-A-Pel or an equivalent substitute at least one (1) time every five (5) years. This shall be a common expense and Tenant shall pay its proportionate share.

2. Dock Seals, Dock Shelters, Loading Doors:

Tenant agrees that it shall procure a maintenance contract for all dock levelors and loading doors in the Demised Premises at Tenant's sole cost and expense.

3. Parking and Loading Areas:

All paved areas shall be resurfaced approximately once every ten (10) years. This work shall include the removal and replacement of approximately 2" of fine aggregate (FABC), hot bituminous concrete, mix I-5 top course. This shall be a common expense and Tenant shall pay its proportionate share.

4. Roof Areas:

Landlord shall perform annual inspections on the roof.

                                  Schedule "F"

                              Tenant's Competitors

          IBM

          Sema

          AT&T

          Cable & Wireless

          Genuity

                                  Schedule "G"

                         CONDITIONAL GUARANTY OF PAYMENT

     In consideration of, and as the material inducement for the granting,
execution and delivery of a certain Lease dated as of July    , 2002
                                                           ---
(hereinafter called the "Lease"), by 760 WASHINGTON AVENUE, L.L.C., having an address c/o Russo Development, L.L.C., 71 Hudson Street, Hackensack, New Jersey 07601, Attention: Edward Russo (hereinafter called the "Landlord"), to SUNGARD RECOVERY SERVICES LP, a limited partnership of the Commonwealth of Pennsylvania, having an address of 1285 Drummers Lane, Wayne, Pennsylvania 19087, Attention:
General Counsel (hereinafter called the "Tenant"), and in further consideration of the sum of ONE DOLLAR ($1.00) and other good and valuable consideration paid by the Landlord to the undersigned, the receipt whereof is hereby acknowledged, the undersigned, (hereinafter called the "Guarantor"), hereby agrees as follows:

     1. Guarantor guarantees to the Landlord, its successors and assigns, the full and prompt payment of all Fixed Rent, Additional Rent (including, without limitation, charges constituting Additional Rent as a result of non-performance of Lease obligations by Tenant), and any and all other sums and charges payable by the Tenant, its successors and assigns, under said Lease, and the Guarantor hereby covenants and agrees with the Landlord, its successors and assigns, that if default shall at any time be made by the Tenant, its successors and assigns, in the payment of any such Fixed Rent or Additional Rent or other sums payable by the Tenant under said Lease, the Guarantor will, if said default remains uncured after notice to Tenant and expiration of the applicable cure period under the Lease and after ten (10) days written notice to Guarantor, forthwith pay such Fixed Rent, Additional Rent or other sums to the Landlord, its successors and assigns, and any arrears thereof, and will forthwith pay to the Landlord all damages recognized under the Lease that may arise in consequence of any uncured default by the Tenant, its successors and assigns, under said Lease, including reasonable attorneys' fees incurred by Landlord because of said default.

          Notwithstanding anything to the contrary, this Guaranty is expressly conditioned upon and shall only be enforceable against the Guarantor only if any of the following conditions have occurred and only so long as such shall continue to occur:

               (a) Tenant's net worth decreases to less than $50,000,000.00 utilizing Generally Accepted Accounting Principles in the United States ("GAAP") and the same accounting methodology used for the preparation of Tenant's 2001, un-audited financial statements dated March 7, 2002, as furnished to Landlord; or

               (b) Tenant's total debt to total equity ratio increases above 2.5 to 1; or

               (c) If there is any default by Tenant under Section 14.1(c) of the Lease which is not subsequently cured.

     2. THIS GUARANTY IS AN ABSOLUTE, BUT CONDITIONAL, GUARANTY OF PAYMENT ONLY AND NOT OF PERFORMANCE. It shall be enforceable against the Guarantor, its personal representatives, successors and assigns, without the necessity of any suit or proceedings on the Landlord's part of any kind or nature whatsoever against the Tenant, its successors and assigns, and without the necessity of any notice to Guarantor of non-payment, which, except as provided herein, the Guarantor hereby expressly waives, and the Guarantor hereby expressly agrees that the validity of this Guaranty and the obligations of the Guarantor hereunder shall in no way be terminated, affected or impaired by reason of the assertion or the failure to assert by the Landlord against the Tenant, or Tenant's successors and assigns, of any of the rights or remedies reserved to the Landlord pursuant to the provisions of the said Lease. Notwithstanding anything to the contrary Guarantor shall have all of the defenses, right and remedies of Tenant under the Lease.

     3. This Guaranty shall be a continuing guaranty until it expires or is replaced as provided below:

          (a) This Guaranty shall terminate in all events on January 31, 2013.

          (b) This Guaranty shall terminate prior to January 31, 2013, and shall be of no further force or affect, upon the occurrence of any of the following events:

               (i) upon the satisfaction of all of the following events and upon delivery of written proof thereof to Landlord: (A) Tenant is a publicly traded entity on a United States stock exchange, and (B) Tenant has a net worth utilizing GAAP equal to or greater than One Billion and 00/100
($1,000,000,000.00) Dollars, and (C) Tenant has an Issuer Credit Rating or Corporate Credit Rating of at least BBB+ by Standard and Poor's; or

               (ii) upon the satisfaction of all of the following events and upon delivery of written proof thereof to Landlord: (A) Tenant undergoes a "change of control" (as hereinafter defined); and (B) either the Tenant or the "New Guarantor" (as hereinafter defined) has at the time of the change of control or thereafter: (1) a net worth utilizing GAAP equal to or greater than One Billion and 00/100 ($1,000,000,000.00) Dollars and (2) an Issuer Credit Rating or Corporate Credit Rating of at least BBB+ by Standard and Poor's. For purposes hereof, the term "change of control" is defined as a sale of Tenant, a merger, or a spinoff which results in the Guarantor losing majority ownership of Tenant. The term "New Guarantor" is defined as the entity or entities which acquire majority ownership of Tenant and which execute and deliver to Landlord a Conditional Guaranty of Payment in the same form as this Guaranty (or otherwise acceptable to Landlord). If the Tenant or a New Guarantor does not have an Issuer Credit Rating, the Tenant or New Guarantor shall obtain a Corporate Credit Rating from Standard and Poor's, at their sole cost and expense without contribution by Landlord to demonstrate that Tenant or New Guarantor satisfy the conditions precedent set forth above; or

               (iii) if prior to January 31, 2008, Tenant or Guarantor (or any successor thereto) deposits with Landlord an irrevocable letter of credit to secure Tenant's obligations under the Lease in the form annexed hereto as Exhibit "A" in the amount of Four Million and 00/100 ($4,000,000.00) Dollars issued by an institutional lender reasonably acceptable to Landlord, which shall reduce automatically to Two Million and 00/100 Dollars ($2,000,000.00) on February 1, 2008, and which shall automatically expire as of January 31, 2013; or

               (iv) if from and/or after February 1, 2008, Tenant or Guarantor (or any successor thereto) deposits with Landlord an irrevocable letter of credit to secure Tenant's obligations under the Lease in the form annexed hereto as Exhibit "A" in the amount of Two

Million and 00/100 Dollars ($2,000,000.00), and which shall automatically expire as of January 31, 2013.

     4. The liability of the Guarantor hereunder shall in no way be affected, modified or diminished by reason of any assignment, renewal, modification or extension of the Lease or any dealings or transactions or matter or thing occurring between Landlord and Tenant, or any bankruptcy, insolvency, reorganization, liquidation, arrangement, assignment for the benefit of creditors, receivership, trusteeship or similar proceeding affecting Tenant, whether or not notice thereof is given to Guarantor, or by reason of any dealings or transactions or matter or thing occurring between the Landlord and the Tenant, its successors or assigns, whether or not notice thereof is given to the Guarantor.

     5. Until all the covenants and conditions in said Lease on Tenant's part to be performed and observed are fully performed and observed, Guarantor hereby subordinates to Landlord's interests hereunder and under the Lease: (a) any right of subrogation against Tenant by reason of any payments or acts of performance by the Guarantor, in compliance with the obligations of the Guarantor hereunder; (b) any right to enforce any remedy which Guarantor now or hereafter shall have against Tenant by reason of any one or more payments or acts of performance in compliance with the obligations of Guarantor hereunder; and (c) any liability or indebtedness of Tenant now or hereafter held by Guarantor to the obligations of Tenant to the Landlord under said Lease. During the period of a continuing "Event of Default" under the Lease, Guarantor shall not accept repayment of any loan owed by Tenant to Guarantor, or its affiliates, but shall require that Tenant first apply all such repayments to the payment of all Fixed Rent and Additional Rent, and all sums necessary to cure any event of default on the part of Tenant under the Lease; otherwise, payments may be made in the ordinary course between Tenant and Guarantor.

     6. All of the Landlord's rights and remedies under the said Lease or under this Guaranty are intended to be distinct, separate and cumulative and no such right and remedy therein or herein contained is to be in exclusion of or a waiver of any of the others.

     7. No delay on the part of Landlord in exercising any right, power or privilege under this Guaranty or failure to exercise the same shall operate as a waiver of, or otherwise affect any such right, power or privilege, nor shall any single or partial exercise thereof preclude any other or further exercise of any right, power or privilege.

     8. No waiver or modification of any provision of this Guaranty shall be effective unless in writing and signed by Landlord and Guarantor.

     9. The Guarantor irrevocably consents to jurisdiction and venue of any cause of action arising under or relating to the said Lease and/or this Guaranty solely and exclusively in the state or federal courts of New Jersey. The Guarantor hereby irrevocably consents and agrees to transfer of any such action pending in any other jurisdiction to the state or federal courts in New Jersey. The Guarantor agrees that service of process by certified mail return receipt requested to the address set forth on page 1 above shall be sufficient to obtain in personam jurisdiction over the Guaranty in any action instituted pursuant to the Lease and/or this Guaranty.

     10. Except as provided in the prior paragraph, any notices provided hereunder shall be sent by a nationally recognized overnight delivery service (e.g., Federal Express), postage prepaid, for next business day delivery, to the appropriate address set forth on page 1 above.

     11. This Agreement is entered into in the State of New Jersey and shall be governed and construed according to the laws of the State of New Jersey.

     IN WITNESS WHEREOF, the Guarantor has hereunto set its hand and seal this day of July, 2002.
-----

                                       SUNGARD DATA SYSTEMS INC.,
                                       a Delaware corporation


                                       By:
-------------------------------           --------------------------------------
                                          Name:
                                          Title:


STATE OF PENNSYLVANIA          )
                               )ss.
COUNTY OF CHESTER              )

     On this            day of July, 2002, before me personally came
             ----------
                       , to me known, who being by me duly sworn, did depose and
-----------------------
say that he is the                    of SunGard Data Systems Inc., a Delaware
                   ------------------
corporation, and that he was authorized to execute and executed the foregoing instrument on behalf of and as the act and deed of said corporation.


                                       -----------------------------------------
                                                      Notary Public

                             My Commission Expires:

                                  Schedule "H"

                            Legal Description of Land

                                  Schedule "I"

                        Diagram Of Typical Hitching Post

                                      -68-